UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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FIRST MERCHANTS CORPORATION
(Name of Registrant as Specified In Its Charter)

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FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, INDIANA 47305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2013

The annual meeting of the shareholders of First Merchants Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Thursday, May 9, 2013, at 3:30 p.m., Eastern Daylight Time, for the following purposes:

(1)
To elect four directors, three to hold office for terms of three years and one to hold office for a term of two years; in each case, the directors will hold office until their successors are duly elected and qualified.

(2)	To vote on an advisory, non-binding resolution to approve the compensation of First Merchants Corporation’s named executive officers.

(3)	To ratify the appointment of the firm of BKD, LLP as the independent auditor for 2013.

(4)	To transact such other business as may properly come before the meeting.

Only those shareholders of record at the close of business on March 1, 2013 shall be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

David L. Ortega
Secretary
Muncie, Indiana
March 29, 2013

YOUR VOTE IS IMPORTANT!

YOU ARE URGED TO SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE,
OR TO SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE‑PAID
ENVELOPE, AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT
THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.

March 29, 2013

FIRST MERCHANTS CORPORATION

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2013

To the shareholders of First Merchants Corporation (“FMC” or the “Company”):

We are providing you the notice of annual meeting of shareholders and this proxy statement in connection with FMC’s annual meeting of shareholders to be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Thursday, May 9, 2013, at 3:30 p.m., Eastern Daylight Time (the “Annual Meeting”). The Board of Directors (the “Board”) of the Company is soliciting your proxy to be voted at the Annual Meeting.

A U.S. Securities and Exchange Commission (“SEC”) rule allows us to furnish these proxy materials over the Internet, enabling us to reduce the cost of delivering the materials and lessening the environmental impact of our Annual Meeting. Under this rule, we are mailing a notice regarding the availability of proxy materials to most of our shareholders if you haven’t previously informed us that you prefer a paper copy of the proxy materials. This notice contains instructions on how to access the proxy materials over the Internet. It also contains instructions on how shareholders may receive a paper or electronic copy of the proxy materials, including a proxy statement, annual report and a proxy card. If you received a paper or electronic copy of the proxy materials, you also received a proxy card that can be used to vote your shares.

The distribution of these proxy materials is expected to commence on or about March 29, 2013.

I. VOTING YOUR SHARES

Each share of FMC common stock issued and outstanding as of the close of business on March 1, 2013, the record date for the Annual Meeting (the “Record Date”), is entitled to be voted on all items being voted upon at the meeting. As of the close of business on the Record Date, there were 29,108,337 shares outstanding and entitled to vote.

Each share of FMC common stock is entitled to one vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items submitted to the shareholders for consideration other than the election of directors. Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker non-votes will not be counted. The Secretary will count the votes and announce the preliminary results of the voting at the Annual Meeting. The Company will publish final results on Form 8-K within four business days following the end of the meeting in accordance with an SEC rule.

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the meeting.

VOTING BY PROXY

Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

•
By Internet – Shareholders who received a notice regarding the availability of proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who received a paper or electronic copy of a proxy card may submit proxies over the Internet by following the instructions on the proxy card.

•
By Telephone – Shareholders who live in the United States or Canada may submit proxies by telephone by calling toll-free 1-800-690-6903 on a touch-tone telephone and following the instructions. Shareholders who received a notice regarding the availability of proxy materials should have the notice in hand when calling, and shareholders who received a paper or electronic copy of a proxy card should have the proxy card in hand when calling.

•
By Mail – Shareholders who received a paper or electronic copy of a proxy card may submit proxies by mail by completing, signing and dating the proxy card and mailing it in the postage-paid envelope we have provided or by returning it to First Merchants Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

After submitting a proxy, you have the right to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary received prior to the Annual Meeting, by submitting a new proxy via the Internet, telephone or mail, or by voting in person at the meeting. Your shares will be voted in accordance with your specific instructions given when submitting your proxy. In the absence of specific instructions to the contrary, proxies will be voted “FOR” election to the Board of all nominees listed in Item 1 of the proxy, “FOR” approval of the compensation of the Company’s named executive officers, and “FOR” ratification of the appointment of the firm of BKD, LLP as the Company’s independent auditor for 2013. If any director-nominee named in this proxy statement becomes unable or declines to serve (an event which we do not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position.

II. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the best of our knowledge, the following table shows the only beneficial owners of more than 5% of the outstanding FMC common stock as of the Record Date.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP	2,077,162(1)	7.14%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	1,869,486(2)	6.42%
40 East 52nd Street
New York, NY 10022

Wellington Management Company, LLP	2,377,914(3)	8.17%
280 Congress Street
Boston, MA 02210

(1)
Based on a Schedule 13G filing with the SEC, Dimensional Fund Advisors LP is an investment advisor in accordance with Rule 13(d)-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934. It furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor sub-advisor and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the shares of FMC common stock held by the Funds, and may be deemed to be the beneficial owner of these shares under rules of the SEC. However, all of these shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares for any other purpose.

(2)
Based on a Schedule 13G filing with the SEC, BlackRock, Inc. is a parent holding company in accordance with Rule 13(d)-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934. It is the parent holding company of six subsidiaries, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC, that are the beneficial owners and possess voting and investment power over these shares of FMC common stock.

(3)
Based on a Schedule 13G filing with the SEC, Wellington Management Company, LLP is an investment advisor in accordance with Rule 13(d)-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934. Wellington Management Company, LLP shares voting and/or dispositive power over the shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table individually lists the amount and percent of the outstanding FMC common stock beneficially owned on the Record Date by the directors, the director-nominees, each of the named executive officers (the “NEOs”) listed in the summary compensation table on page 27 of this proxy statement, and all of the directors, director-nominees and executive officers as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power. The information provided in the table is based on FMC’s records and information filed with the SEC and provided to the Company.

The number of shares beneficially owned by each person is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes shares of which a person has the right to acquire beneficial ownership on or before April 30, 2013 (60 days after the Record Date) by exercising vested stock options (“Vested Options”) awarded to participants under FMC’s Long-term Equity Incentive Plan (the “Equity Incentive Plan”). It also includes shares of restricted stock (“Restricted Shares”) awarded to participants under the Equity Incentive Plan or under FMC’s Equity Compensation Plan for Non-Employee Directors (the “Directors’ Equity Compensation Plan”) that are still subject to restrictions.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Michael R. Becher	2,770(1)	*
Roderick English	20,466(2)	*
Jo Ann M. Gora	20,452(3)	*
William L. Hoy	26,927(4)	*
Gary Lehman	20,695(5)	*
Michael C. Rechin	138,551(6)	*
Charles E. Schalliol	43,277(7)	*
Patrick A. Sherman	28,956(8)	*
Terry L. Walker	49,873(9)	*
Jean L. Wojtowicz	24,511(10)	*
Robert R. Connors	54,891(11)	*
Mark K. Hardwick	113,210(12)	*
John J. Martin	26,174(13)	*
Michael J. Stewart	58,705(14)	*
Directors and Executive
Officers as a Group (17 persons)	715,414(15)	2.43%

*    Percentage beneficially owned is less than 1% of the outstanding shares.

(1)	Includes 1,070 Restricted Shares and 1,500 shares that he has the right to acquire by exercising Vested Options.

(2)	Includes 6,462 Restricted Shares and 10,628 shares that he has the right to acquire by exercising Vested Options.

(3)	Includes 6,462 Restricted Shares and 10,628 shares that she has the right to acquire by exercising Vested Options.

(4)	Includes 6,462 Restricted Shares, and 7,157 shares that he has the right to acquire by exercising Vested Options; 6,473 of the shares have been pledged as security for loans.

(5)	Includes 3,333 Restricted Shares and 3,000 shares that he has the right to acquire by exercising Vested Options.

(6)	Includes 42,120 Restricted Shares, 4,000 shares held jointly with his spouse, Debra Rechin, and 65,000 shares that he has the right to acquire by exercising Vested Options.

(7)	Includes 12,892 Restricted Shares and 10,628 shares that he has the right to acquire by exercising Vested Options.

(8)	Includes 7,294 Restricted Shares and 6,000 shares that he has the right to acquire by exercising Vested Options.

(9)
Includes 7,684 Restricted Shares, 30,157 shares held jointly with his spouse, Cheryl L. Walker, 551 shares held by his spouse and 8,314 shares that he has the right to acquire by exercising Vested Options.

(10)	Includes 8,505 Restricted Shares and 11,785 shares that she has the right to acquire by exercising Vested Options.

(11)	Includes 5,792 Restricted Shares, 3,568 shares held jointly with his spouse, Ann Connors, and 35,950 shares that he has the right to acquire by exercising Vested Options.

(12)	Includes 31,103 Restricted Shares, 401 shares held by his spouse, Catherine Hardwick, and 52,249 shares that he has the right to acquire by exercising Vested Options.

(13)	Includes 15,193 Restricted Shares and 5,000 shares that he has the right to acquire by exercising Vested Options.

(14)	Includes 30,952 Restricted Shares and 14,000 shares that he has the right to acquire by exercising Vested Options.

(15)	Includes 203,045 Restricted Shares and 282,059 shares that the directors and executive officers as a group have the right to acquire by exercising Vested Options.

III. THE BOARD OF DIRECTORS

FMC’s Bylaws provide that the Board shall be divided into 3 classes, with each class of directors serving staggered 3-year terms or until their successors are elected and qualified. The current directors in each class are eligible for re-election to a new term by the shareholders at the Annual Meeting held in the year in which the term for their class expires, except that vacancies occurring between Annual Meetings caused by a director’s resignation, death or other incapacity, or by an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board until the next Annual Meeting. The Bylaws also provide that a director shall not continue to serve after the Annual Meeting following the end of the calendar year in which he or she attains age 70. All of FMC’s directors also serve as directors of its wholly owned subsidiary, First Merchants Bank, N.A.

The Bylaws authorize the Board to fix the number of directors from time to time by resolution within a range of 9 and 15 directors. As of the 2013 Annual Meeting, the Board has fixed this number at 10.

VOTING ITEM 1 – ELECTION OF DIRECTORS

Four directors will be elected at the Annual Meeting. Current Class I directors Michael C. Rechin, Charles E. Schalliol and Terry L. Walker, whose terms will expire as of the 2013 Annual Meeting, have been nominated to serve new 3-year terms expiring as of the 2016 Annual Meeting. The Board increased the number of directors from 9 to 10 in June 2012 and elected Michael R. Becher to fill the vacancy in Class III caused by this increase until the 2013 Annual Meeting. Mr. Becher has been nominated to serve a new 2-year term in Class III that expires as of the 2015 Annual Meeting.

There are no family relationships among the Company’s executive officers and directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Class I (Terms expire 2016)
Michael C. Rechin Age 54 Director Since 2005
Mr. Rechin has been the Company’s President and Chief Executive Officer since 2007, after having served as its Executive Vice President and Chief Operating Officer for two years. He has also been the President and CEO of First Merchants Bank, N.A., FMC’s wholly-owned subsidiary bank, since 2009. Prior to joining the Company in 2005, Mr. Rechin held senior management positions with National City Bank, a super regional bank that was acquired by PNC Bank in 2008, for 23 years. He managed National City’s Indiana operations from 1995-2005.

The Board believes that the current CEO of the Company should be a director, in that he has principal responsibility to provide leadership and strategic direction for the Company and, together with the Chairman of the Board, to act as a liaison between the Board and senior management. Among the other qualifications Mr. Rechin brings to the Board are his knowledge of the banking and financial services industry acquired during his more than 30 years of service in senior management positions in that industry. During his years of service in executive capacities, he has demonstrated his leadership, strategic and management skills. These include his eight years as CEO and COO of FMC, during which he has acquired a deep understanding of the Company’s operations and culture.

As the CEO of the Company, Mr. Rechin does not serve on any of the Board Committees. He resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Charles E. Schalliol Age 65 Director Since 2004
Mr. Schalliol provides consulting services to several major companies, including Credit Suisse First Boston, a worldwide financial services company, on global infrastructure funds. He is also a Senior Adviser with Faegre Baker Daniels, LLP, an international law firm, serves as a director of four venture capital funds, and is currently a director of the Purdue Research Foundation and the Indiana University Research and Technology Corporation. The latter two are dedicated to enhancing Purdue’s and IU’s research and development capabilities, creating new Indiana-based companies and supporting entrepreneurship. Mr. Schalliol also chairs the Board of Directors of the Indiana Secondary Market for Education Loans, Inc., a nonprofit corporation established by Indiana statute as Indiana’s designated provider of student loan services. He was the Director of the Indiana Office of Management and Budget and Chief Financial Officer for the State of Indiana from 2004-2007 under Governor Mitch Daniels. As OMB Director, he was responsible for the State’s budgets and financial operations, including its pension funds, as well as agencies with more than 2,000 state employees. Before that, he was the first President and Chief Executive Officer of BioCrossroads, an economic development organization focused on life sciences companies; and he held several executive positions with Eli Lilly and Company, a leading worldwide pharmaceuticals company, principally in the areas of strategic planning, investment banking and business development. He was founder and Managing Director of three Lilly venture funds.

Among the qualifications Mr. Schalliol brings to the Board are his executive leadership abilities and experience as the head of significant and complex public and private entities, his financial acumen, his entrepreneurial skills as evidenced by his primary role in the formation of successful new businesses and venture capital funds, and his knowledge of risk management, regulatory and compliance issues resulting from his legal training and public service.

Mr. Schalliol is the Chairman of the FMC Board; and he chairs the Compensation and Human Resources Committee and serves on the Nominating and Governance Committee and the Risk and Credit Policy Committee. He resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Mr. Schalliol is also a director of Heritage-Crystal Clean, Inc., a NASDAQ company, where he serves on the Compensation and Audit Committees.

Terry L. Walker Age 66 Director Since 2006
Mr. Walker is the retired Chairman and CEO of Muncie Power Products, Inc., a Muncie-based company that, together with its parent, Interpump Group, S.p.A., an Italy-based public company, are the largest power take-off manufacturing company in the world and serve the truck equipment market by manufacturing and distributing mobile power components and systems including, in addition to power take-offs, hydraulic gear pumps, hydraulic reservoirs, and other specialty products. Mr. Walker retired in December 2011, after serving 34 years as an executive employee of Muncie Power. Mr. Walker is a certified public accountant and was a member of the accounting firm, Whitinger & Company, prior to joining Muncie Power.

Among the qualifications Mr. Walker brings to the Board are his years of experience as the CEO and in other executive management positions with an international company. He also provides accounting and financial expertise acquired through his training as an accountant.

Mr. Walker chairs the Board’s Nominating and Governance Committee, and he serves on the Risk and Credit Policy Committee and the Audit Committee. The Board has determined that he is an “audit committee financial expert.” Mr. Walker resides in Muncie, Indiana, the location of the Company’s principal office and one of its largest markets.

Class III (Term expires 2015):
Michael R. Becher Age 60 New Director
Mr. Becher was the Managing Partner of the Indianapolis office of Deloitte & Touche LLP (“Deloitte”) for more than 20 years, until his retirement in June 2012. Deloitte is the largest professional services organization in the United States. While he was the Managing Partner, Deloitte experienced significant growth in the Indianapolis market. Mr. Becher also held other global, national and regional leadership positions during his more than 30-year career with Deloitte. As an audit partner, Mr. Becher served public and private companies in industries such as financial services, retail and manufacturing, and tax-exempt organizations. He is a member of the Board of Trustees of Marian University.

Among the qualifications Mr. Becher brings to the Board are his accounting and financial expertise acquired through his training as an accountant, his understanding of the financial services industry derived from auditing companies in that industry, including risk management, regulatory and compliance issues, and his management experience as the head of a large office of a Big Four accounting firm.

Mr. Becher serves on the Board’s Audit Committee. The Board has determined that he is an “audit committee financial expert.” He resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

The terms of the following directors are not expiring as of the 2013 Annual Meeting. They will continue to serve as directors for the remainder of their terms or until otherwise provided in the Company’s Bylaws.

Class II (Terms expire 2014):
Roderick English Age 61 Director Since 2005
Mr. English is the Manager of the Operations Review Office of the Defense Finance and Accounting Services Office of the U. S. Department of Defense, having served in that capacity since 2010. His management responsibilities include leading audit teams in performing audit readiness reviews of human resources operational processes to ensure regulatory compliance, accuracy of processing, appropriate maintenance of records and files, and process efficiencies. From 2006 to 2012, Mr. English was also the President and Chief Executive Officer of The James Monroe Group, LLC, which provided business management and consulting services, including helping clients develop strategic business plans, top grade management personnel, expand their core business to achieve sustainable growth, improve operational efficiencies and reduce waste. From 1994 to 2006, Mr. English was the Senior Vice President, Human Resources and Communications, for Remy International, Inc., a tier one automotive manufacturer, where he provided leadership and direction for all of Remy’s human resources initiatives, including in the areas of acquisitions, mergers and divestitures. Prior to 1994, Mr. English held several management positions with the Delco Remy Division of General Motors, including plant manager of one of its manufacturing plants and manager of its labor relations.

Among the qualifications Mr. English brings to the Board are his knowledge of and experience with large-scale human resources operations and issues, including regulatory and compliance matters. He also has management experience, strategic planning skills and international business exposure. In addition, as an African-American, Mr. English is one of several members of the Board who contribute to its diversity, which the Board believes significantly benefits the Board, the Company and the shareholders.

Mr. English serves on the Board’s Compensation and Human Resources Committee. He currently resides in the Indianapolis metropolitan area, one of FMC’s high growth markets; and he previously resided in Anderson, Indiana, another important FMC market, for many years.

Jo Ann M. Gora Age 67 Director Since 2004
Dr. Gora has been the President of Ball State University since 2004. Ball State is one of Indiana’s leading state universities, with 20,000 students, more than 3,000 employees, and an annual budget exceeding $400 million. She has led the strategic planning and been the catalyst for Ball State’s growing prominence as an educational institution with a large number of nationally-ranked academic programs and a nationwide reputation for technology innovation. Under her direction, Ball State is installing the largest closed geothermal energy system in the United States, which will result in substantially reduced heating and cooling costs and benefit the environment by replacing existing coal-fired boilers. Before assuming Ball State’s Presidency, Dr. Gora was the Chancellor of the University of Massachusetts, Boston from 2001-2004 and the Provost and Vice President for Academic Affairs of Old Dominion University from 1992-2001. She also serves as a board member and leader of a number of national organizations that support higher education, including the American Council on Education and the Association of Governing Board’s Council of Presidents. Dr. Gora co-chairs the Board and Executive Committee of the Central Indiana Corporate Partnership, a coalition of the CEOs of Central Indiana’s major employers and its flagship university presidents that is committed to transforming the regional economy by focusing on strategic priorities such as promoting innovation and entrepreneurship, building a work-class workforce and encouraging a pro-growth business climate.

Among the qualifications Dr. Gora brings to the Board are her CEO-level leadership and strategic planning skills and years of experience as the President of Ball State University, a large, complex organization. As such, she is familiar with technology, risk management, operational and compliance issues that are also important to FMC. In addition, as a woman, Dr. Gora is one of several members of the Board who contribute to its diversity, which the Board believes significantly benefits the Board, the Company and the shareholders.

Dr. Gora serves on the Board’s Nominating and Governance Committee. She resides in Muncie, Indiana, the location of FMC’s principal office and one of its principal markets.

Gary J. Lehman Age 60 Director Since 2011
Mr. Lehman is the Oerlikon Group’s Country President for the Americas, having been appointed to this position in November 2012. Oerlikon, a global company based in Switzerland, is a highly innovative industrial group specializing in machine and plant engineering. Mr. Lehman was the CEO of Oerlikon’s Drive Systems segment from 2010 to 2012 and the President and CEO of Fairfield Manufacturing Company Inc. (Oerlikon Fairfield) from 2003 to 2012. He is currently Fairfield’s Chairman. Fairfield, a part of Oerlikon’s Drive Systems segment, is headquartered in Lafayette, Indiana and is the largest independent gear manufacturer in the United States. Prior to 2003, Mr. Lehman was the Managing Director and founder of The Cannelton Group, a provider of operations and financial assistance to private equity and closely held manufacturing firms; President and CEO of Philips Lighting Electronics NA and Advance Transformer, a wholly owned subsidiary of Philips Electronics NV; and Senior Vice President of Worldwide Operations and General Manager of the Body Systems Division of ITT Automotive. Mr. Lehman is a member of the Purdue University Board of Trustees and has served on the Indiana Commission for Higher Education.

Among the qualifications Mr. Lehman brings to the Board are his extensive and varied business and executive leadership skills and experience gained as the CEO of companies that compete in global, high technology markets. FMC also benefits from his insights gained from integrating business units of a major international company, including issues involving operations and risk management.

Mr. Lehman serves on the Board’s Compensation and Human Resources Committee. He resides in Lafayette, Indiana, one of FMC’s principal markets.

Jean L. Wojtowicz Age 55 Director Since 2004
Ms. Wojtowicz is the President of Cambridge Capital Management Corp., a manager of non-traditional sources of capital for businesses. Cambridge has provided more than $500 million to more than 1,200 businesses in the manufacturing, service and retail sectors since Ms. Wojtowicz founded the company in 1983. Cambridge manages the Indiana Statewide Certified Development Corporation, which provides fixed-asset financing to small businesses; the Indiana Community Business Credit Corporation, a consortium of financial institutions that pool money to provide working capital loans to businesses in a growth stage; and Lynx Capital Corporation, which provides debt and equity financing to minority-owned companies. Cambridge is also the general partner of Cambridge Ventures L.P., a licensed small business investment company. Ms. Wojtowicz is one of the seven Board members of the Indiana Department of Financial Institutions, the agency responsible for supervising financial institutions incorporated in Indiana. She is also a member of the Indianapolis Airport Authority Board of Directors, which operates the Indianapolis International Airport and five general aviation airports in the Indianapolis metropolitan area; and she authors frequent articles and columns for the Indianapolis Business Journal, Hoosier Banker, and other business and financial publications.

Among the qualifications Ms. Wojtowicz brings to the Board are her knowledge of the banking and financial services industry and her business and financial acumen. The Indiana Chamber of Commerce named Ms. Wojtowicz the “2011 Business Leader of the Year” because of her significant contributions to the state’s economy and workforce by connecting small businesses with funding options and vital entrepreneurial advice. Ms. Wojtowicz’ expertise in risk management and compliance are valued by the Board. In addition, as a woman, Ms. Wojtowicz is one of several members of the Board who contribute to its diversity, which the Board believes significantly benefits the Board, the Company, and the shareholders.

Ms. Wojtowicz chairs the Board’s Risk and Credit Policy Committee and serves on the Audit Committee. The Board has determined that she is an “audit committee financial expert.” She resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Ms. Wojtowicz is a director of Vectren Corporation, which is listed on the New York Stock Exchange, where she chairs the Compensation and Benefits Committee and serves on the Audit Committee. She is also a director of First Internet Bank of Indiana, and its parent, First Internet Bancorp, a NASDAQ company, where she chairs the Audit Committee; and she is a director of American United Mutual Insurance Holding Company, serving on its Audit and Investment Committees.

Class III (Terms expire 2015):
William L. Hoy Age 64 Director Since 2007
Mr. Hoy has served as the CEO of Columbus Sign Company, a custom sign and graphic fabricator, since 1990. Columbus Sign has served central Ohio and beyond for 100+ years and is one of Ohio’s largest full-service sign companies. Its work encompasses all phases of signage production including interior and exterior sign design, fabrication and installation. Mr. Hoy is also the co-owner and Vice President/Treasurer of Innocom Corporation, an environmental graphic design and custom display company; and he is the managing partner and co-owner of M&B Properties, a real estate partnership based in Columbus. Mr. Hoy was a founding director of Commerce National Bank (“Commerce”), a Columbus-based bank that FMC acquired in 2002. Mr. Hoy continued as a Commerce director until FMC merged all of its subsidiary bank charters into First Merchants Bank, N. A. in 2009. For many years, Mr. Hoy has been a member of the board of directors of the Columbus Zoo and Aquarium, one of America’s leading zoos, and he has served as the Chairman of that board.

Among the qualifications Mr. Hoy brings to the Board are his background and experience gained as the CEO of a well-established business and as a civic leader in Columbus. He is the only member of the Board who is based in the Columbus market, where the Company is committed to expanding its footprint. Mr. Hoy also provides the Board a unique perspective as a small business owner, as an entrepreneur and as a 20-year director of Commerce that includes 12 years before it was acquired by FMC.

Mr. Hoy serves on the Board’s Compensation and Human Resources Committee. He resides in the Columbus metropolitan area, one of FMC’s high growth markets.

Patrick A. Sherman Age 65 Director Since 2009
Mr. Sherman is a certified public accountant and a partner in the accounting firm of Sherman & Armbruster LLP, which he co-founded more than 30 years ago. He is also a part owner and officer of several small businesses located in the Indianapolis metropolitan area and elsewhere. Mr. Sherman is also a member of the board of directors and executive committee of the Johnson County Development Corp., a nonprofit private/public partnership providing economic development services for companies throughout Johnson County, Indiana. He was a director of Lincoln Bancorp from 2005 until its acquisition by FMC in 2009. Mr. Sherman chaired Lincoln’s Audit and Compliance Committees. He served as a director of Heartland Community Bank from 1997 to 2005, when Heartland was acquired by Lincoln. As a Heartland director, Mr. Sherman was Vice Chairman of the board and chaired the Audit Committee.

Among the qualifications Mr. Sherman brings to the Board are his professional financial expertise and, as Chairman of FMC’s Audit Committee, his experience chairing audit committees, in particular those of two other financial institutions. Mr. Sherman is the only member of the Board who is based in the southern half of the Indianapolis metropolitan area, which has become a significant market for the Company following its acquisition of Lincoln.

Mr. Sherman chairs the Board’s Audit Committee. The Board has determined that he is an “audit committee financial expert.” He resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Consistent with the Company’s focus on community banking, all of FMC’s directors are actively and visibly involved in community, civic, charitable and other nonprofit organizations in the communities where they live and where the Company does business.

IV. CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

The Board has established Corporate Governance Guidelines to address key areas of corporate governance. The Guidelines are among the Governance Documents published on the Company’s website, at http://www.firstmerchants.com/investor, under “Corporate Information.” Together with FMC’s Articles of Incorporation and Bylaws and the Board Committee Charters, the Corporate Governance Guidelines provide the framework for the Company’s governance. Among the items covered by the Guidelines are: director qualifications and responsibilities, the director nomination process, the Board leadership structure, standing committees of the Board, director compensation, director orientation and continuing education, Board self-assessment, evaluation of executive performance and succession planning.

CODE OF CONDUCT

The Company is committed to the highest standards of ethical conduct. It has adopted a Code of Conduct that applies to all directors, executive officers and employees and includes a Code of Ethics that applies specifically to the Chief Executive Officer, Chief Financial Officer, Chief Banking Officer, Chief Accounting Officer, Corporate Controller and Corporate Treasurer. The Code of Conduct and Code of Ethics are among the Governance Documents published on the Company’s website, at http://www.firstmerchants.com/investor, under “Corporate Information.”

DIRECTOR INDEPENDENCE

FMC is listed on the NASDAQ Stock Market. Using NASDAQ’s definition of “independent director” in Listing Rule 5605(a)(2), the Board has determined that all of the directors and director-nominees other than Michael C. Rechin, the President and Chief Executive Officer, are independent directors.

MEETINGS OF THE BOARD

The Board holds regular quarterly meetings and an annual two day retreat, as well as special meetings at the call of the Chairman, President or a majority of the directors. The Board meets in executive session without any member of management present during a portion of each of its regular meetings and at its retreat.

During 2012, the Board held 7 meetings, including the two day retreat. All of the directors except Jo Ann M. Gora attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served.

DIRECTORS’ ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The directors are encouraged but not required to attend the Annual Meeting. All of the directors attended the 2012 Annual Meeting.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Leadership Structure

The Board has separated the positions of Chairman of the Board and Chief Executive Officer. Charles E. Schalliol, an independent director, serves as the Board Chairman, and Michael C. Rechin serves as the CEO. They have different roles and responsibilities, in that the Chairman provides direction, advice and counsel regarding strategic matters to the CEO while leaving the management of the Company’s daily operations to the CEO. FMC believes this leadership structure is appropriate because it gives the Company the advantage of the Chairman’s and CEO’s different backgrounds, experiences and perspectives, it promotes better communication between the Board and the CEO as well as between the Board and shareholders, it reduces the potential for conflicts of interest, and it enhances the oversight of risk. Further, this structure allows the Board to more objectively and effectively carry out its responsibilities involving oversight of the Company’s management and selection, retention and compensation of the CEO and other senior executives.

Board’s Role in Risk Oversight

Although the entire Board is ultimately responsible for overseeing FMC’s enterprise-wide risk, the Board has assigned the primary role for carrying out this responsibility to the Risk and Credit Policy Committee. This Committee engages in an ongoing review of the Company’s risk policies, procedures and practices and their effectiveness, so that material risks to the Company’s financial well-being can be properly identified, measured, managed, controlled and mitigated. The Board has assigned the principal responsibility for risk oversight to other committees in the following areas: the Audit Committee oversees the assessment and management of risks related to financial reporting and disclosure practices, internal controls and internal and external audit procedures; and the Compensation and Human Resources Committee oversees the assessment and management of risks that relate to compensation programs and policies, in particular, incentive compensation programs.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders may communicate directly with the Board by e-mail, at bod@firstmerchants.com, or in writing addressed to the Board and delivered or mailed c/o Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. All such email and written communications will be automatically forwarded both to the Chairman of the Board and the Chairman of the Nominating and Governance Committee, who will share them with the other directors.

V. BOARD COMMITTEES

STANDING COMMITTEES

FMC’s Bylaws give the Board the authority, at its discretion, to constitute and appoint committees from among its members to assist in the management and control of the affairs of the Company, including the following standing committees: the Audit Committee, the Nominating and Governance Committee, the Risk and Credit Policy Committee, and the Compensation and Human Resources Committee (the “Committees”). All of these Committees have Charters that are published on the Company’s website, at http://www.firstmerchants.com/investors, under “Corporate Information/Governance Documents.”

The Board or the Committees determine the Committees’ protocols for calling and holding meetings and other rules and procedures, except as provided in the Bylaws or the Committees’ Charters. During a portion of their regular meetings, each of the standing committees meets in executive session without any member of management present. Additional information follows concerning each of the standing Committees’ membership, functions and number of meetings held in 2012.

AUDIT COMMITTEE

The members of the Audit Committee are Patrick A. Sherman (Chairman), Michael R. Becher, Terry L. Walker and Jean L. Wojtowicz. The Board has determined in accordance with Item 407(d)(5) of SEC Regulation S-K that all of these Committee members are “audit committee financial experts.” All of the members of the Committee are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2), and they all also meet the additional criteria for audit committee independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(c)(2).

The Audit Committee met 6 times during 2012.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent accountants’ qualifications and independence;

•	the performance of the Company’s independent accountants and internal audit function;

•	the Company’s compliance with its ethical requirements; and

•	preparing the report of the Committee required by Item 407(d)(3) of SEC Regulation S-K to be included in the Company’s annual proxy statement.

The Audit Committee meets these responsibilities by reviewing the financial reports and other financial information provided by the Company to shareholders and others; reviewing the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures; reviewing reports prepared by the Company’s internal auditors, independent accountants and regulators on the effectiveness of the Company’s processes for the oversight and management of financial and operational risks, including the system of internal controls that management and the Board have established; and reviewing the Company’s auditing, accounting and financial reporting processes.

The Audit Committee has oversight responsibilities for regulatory (compliance) risk, reporting (financial) risk, and integrity and ethics risk under the Company’s risk oversight structure matrix, although the Risk and Credit Policy Committee is responsible for the Company’s enterprise-wide risk management. The senior internal auditing executive submits annual risk assessment reports to the Audit Committee regarding the risks for which the Committee has oversight responsibilities.

The Audit Committee has the sole authority (subject to shareholder ratification) for the appointment, compensation, retention and oversight of the work of the Company’s independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee also has the sole authority to approve all audit engagement fees and terms, as well as permissible non-audit engagements of the independent accountants. At least annually, the Committee assesses the independence of the independent accountants, including the independent auditor’s lead partner; and it assures the regular rotation of the lead and concurring audit partners as required by law or regulations, or more frequently as determined by the Committee in its sole discretion.

The Audit Committee also has the sole authority to appoint, replace, reassign or dismiss the senior internal auditing executive of the Company’s internal audit department, who reports directly to the Committee (and to the Company’s Chief Risk Officer for administrative purposes); and it reviews the staffing levels of the internal audit department. The Audit Committee may conduct or authorize investigations into matters within its scope of responsibilities, and it may retain outside advisors to assist in the conduct of any such investigation.

The Committee reviews and discusses with management, the senior internal auditing executive, and the independent auditor the Company’s annual audited financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, based on this review, makes a recommendation to the Board whether these financial statements should be included in the Company’s annual report on Form 10-K. The Committee’s report regarding the audited financial statements for 2012 follows:

Audit Committee Report Concerning Audited Financial Statements

In accordance with Item 407(d)(3) of SEC Regulation S-K, the members of the Audit Committee state that the Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2012 with management. The Audit Committee has discussed with the independent auditor, BKD, LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2012 fiscal year for filing with the SEC.

AUDIT COMMITTEE
Patrick A. Sherman, Chairman
Michael R. Becher
Terry L. Walker
Jean L. Wojtowicz

NOMINATING AND GOVERNANCE COMMITTEE

The members of the Nominating and Governance Committee are Terry L. Walker (Chairman), Jo Ann M. Gora and Charles E. Schalliol. All of the members of the Committee are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2).

The Committee met once during 2012.

The Nominating and Governance Committee’s functions include:

•	developing and recommending to the Board the appropriate size and structure of the Board and its standing committees, as well as the qualifications for serving on these committees;

•	developing and recommending to the Board a position description, including a list of Board responsibilities and directors’ duties;

•	annually reviewing the composition of the Board as a whole, including the balance of independence, business expertise, experience, diversity and other desired qualities;

•	maintaining up-to-date criteria for selecting Board members;

•	reviewing the credentials of individuals suggested as prospective directors;

•	nominating individuals to serve as members of the Board, including the annual slate of directors for election by the shareholders;

•	nominating the Board’s officers;

•	overseeing the Company’s compliance with laws and regulations that relate to its governance structure and processes, including those of the SEC and NASDAQ;

•	providing for director continuing education and periodic self-assessment of the Board’s effectiveness;

•	reviewing and making recommendations to the Board concerning the Company’s Code of Conduct and Code of Ethics for financial management; and

•	annually reviewing the Company’s change of control agreements with the NEOs and certain other senior management employees.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

Article IV, Section 9, of FMC’s Bylaws describes the process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee. Under this process, a suggestion by a shareholder of a director-nominee must include: (a) the name, address and number of the Company’s shares owned by the shareholder; (b) the name, address, age and principal occupation of the suggested nominee; and (c) such other information concerning the suggested nominee as the shareholder may wish to submit or the Committee may reasonably request. A suggestion for a director-nominee submitted by a shareholder must be in writing and delivered or mailed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. Suggestions for nominees from shareholders are evaluated in the same manner as other nominees.

Process for Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee assesses the appropriate mix of skills and characteristics required of the Board in the context of the perceived needs at a given point in time and periodically reviews and updates its criteria for identifying and evaluating nominees for director. Among the general criteria the Committee considers are:

•	ethical character and sharing of the Company’s values as reflected in its mission and vision statements;

•	personal and professional reputation consistent with the Company’s reputation and image;

•	superior credentials, accomplishments and recognition in the nominee’s field, with demonstrated sound business judgment;

•
in general, experience as a current or former CEO or in a comparable leadership position with a public company or other complex business or organization, which may include an educational, governmental, scientific or other non-profit entity;

•
ability and willingness to devote sufficient time to carry out duties and responsibilities of Board membership and to commit to serve on the Board for several years in order to gain knowledge of the Company’s principal business and operations;

•
ability and willingness to acquire and hold shares of the Company’s stock in accordance with Board-established guidelines, to assure that the nominee’s financial interests are aligned with those of other shareholders;

•
relevant expertise and experience – in particular, financial acumen – and ability and willingness to offer advice and guidance to the Company’s CEO and other senior management based on that expertise and experience while working cooperatively with other directors and management;

•
“independence” (for non-employee directors), as defined in SEC regulations and the NASDAQ Listing Rules, but also by avoiding conflicts or appearances of conflicts of interest, and by ability to objectively appraise management performance, represent shareholder interests and remain independent of any particular constituency;

•
together with other directors, possession of attributes that contribute to a diverse and complementary Board, with diversity reflecting gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations;

•	willingness to assist the Company in developing new business; and

•	residence in FMC’s market coverage areas.

If the nominee is an incumbent director whose term is expiring, the Nominating and Governance Committee also considers the quality of the director’s prior service to the Company, including the nature and extent of participation in the Company’s governance and contributions of management and financial expertise and experience to the Board and the Company.

The Committee considers candidates coming to its attention through current Board members, search firms, shareholders and other persons.

Consideration of Diversity in Identifying Nominees

The Board and the Nominating and Governance Committee consider diversity in identifying nominees for director. The Committee has defined a “diverse” Board as one that reflects gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations. In its annual review of the composition of the Board as a whole, the Nominating and Governance Committee assesses the Board’s diversity along with other desired qualities, and it assesses the effectiveness of the Board’s diversity policy. The Committee has concluded that the Board is “diverse” under the Committee’s definition and that the Board’s diversity policy is effective. The Board’s membership includes directors of different gender, racial, ethnic, educational, professional, managerial and entrepreneurial backgrounds and experience. It includes directors who have leadership experience and/or financial expertise gained from employment or other association with large public and smaller private companies, manufacturers and financial services companies, venture capital funds, major universities, and governmental and nonprofit agencies and organizations. The Board also includes directors who have expertise and experience in international business, public service, risk management, strategic planning, operations, technology, and regulatory, compliance and human resource issues, Some of the directors reside in larger metropolitan areas that FMC considers its high growth markets, and others reside in mid-sized markets that are also extremely important to the Company.

RISK AND CREDIT POLICY COMMITTEE

The members of the Risk and Credit Policy Committee are Jean L. Wojtowicz (Chairman), Charles E. Schalliol and Terry L. Walker. All of the members of the Committee are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2).

The Committee met 8 times during 2012.

The Risk and Credit Policy Committee’s primary function is to assist the Board in assuring the effective management of FMC’s enterprise-wide risk, both internal and external, through a continuous review of policies, procedures and practices and the actual results of their application. The Committee describes “enterprise risk management” as a process, effected by the Board, management and other personnel, applied across the enterprise and designed to identify events, whether existing or potential, that may adversely affect the Company. It enables FMC to manage risk within acceptable limits and provides reasonable assurance of optimum corporate performance in the risk/return continuum. In addition, it facilitates the integration of varying views of risk into established credit, asset/liability management, and other risk elements, resulting in an alignment of strategy and corporate culture.

The Risk and Credit Policy Committee provides oversight regarding the management of enterprise-wide risk for the Company. In order to provide such oversight, the Committee:

•	maintains a clear understanding and working knowledge of the principal risks inherent in the Company’s activities;

•	assigns the oversight of each risk type to a standing committee of the Board;

•	guides management in defining the Company’s risk thresholds, appetite and profiles while taking into consideration its strategic goals, objectives, markets and macro-economic conditions;

•
establishes risk thresholds and monitors them not less than quarterly (including specific limitations on the authority of management above which the Board reserves exclusive authority – which it may delegate to a standing committee of the Board);

•	establishes specific measures which delineate the level and trend of principal risks and their potential impact on the Company;

•	evaluates the impact of changes to risk thresholds prior to any modification, after consideration of changes in market conditions, the Company’s strategy and/or associated risk assessments;

•	monitors emerging risks to the Company and how management will monitor, manage and mitigate those risks on a proactive basis; and

•	performs duties and responsibilities enumerated and consistent with the Committee’s Charter and considers enterprise risk in relation to the potential for growth and increase in shareholder value.

The Risk and Credit Policy Committee determines the responsible manager and Board committee for each principal risk, assures that risk policies are reviewed annually by the relevant committee or the full Board, and monitors the reporting practices of all committees to assure that risk exposure remains within established limits and that significant risk exposures are brought to the attention of the full Board. The Committee also annually reviews and recommends to the Board for its approval the levels and types of insurance coverage to be purchased by the Company.

The Chief Risk Officer and the senior internal auditing executive provide input to the Committee, particularly through periodic risk assessment reports, concerning risks within the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

The members of the Compensation and Human Resources Committee are Charles E. Schalliol (Chairman), Roderick English, William L. Hoy and Gary J. Lehman. All of the members of the Committee are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2). In addition, all of them also meet the additional criteria for compensation committee independence set forth in Rule 10C-1(b)(1) under the Securities Exchange Act of 1934 and the new NASDAQ Listing Rule 5605(d)(2).

The Committee met 2 times during 2012.

The Compensation and Human Resources Committee’s functions include:

•	establishing the Company’s general compensation philosophy in consultation with senior management;

•	overseeing the development and implementation of policies and programs to carry out this compensation philosophy;

•
periodically reviewing and evaluating the effectiveness of and risks associated with the Company’s compensation policies and programs, and making such modifications as the Committee deems necessary or advisable;

•
reviewing the performance and approving the compensation and benefits to be paid to the executive officers and senior management employees of the Company and the Regional Presidents and CEOs of its subsidiaries;

•
reviewing the performance and approving the compensation and benefits to be paid to the senior management employees of FMC’s subsidiaries and approving the compensation ranges and benefits for other officers and employees of the Company and its subsidiaries (the Committee has generally delegated this function to the Company’s CEO and the Regional Presidents and CEOs of FMC’s subsidiaries);

•
administering the Company’s incentive compensation plans, equity-based compensation plans, and deferred compensation plans, and reviewing the effectiveness of these plans and making recommendations to the Board concerning the adoption, amendment or termination of such plans;

•	reviewing and making recommendations to the Board regarding the compensation of the non-employee directors; and

•	preparing the report of the Committee required by Item 407(e)(5) of SEC Regulation S-K to be included in the Company’s annual proxy statement.

The Compensation and Human Resources Committee determines executive and non-employee director compensation annually, after bearing in mind the Company’s short and long-term strategic goals, considering whether the Company’s existing compensation programs have supported its efforts to attract, retain and motivate high-performing, qualified leaders, and comparing the Company’s compensation programs with those of peer institutions, with the aim of arriving at an appropriate mix of salary, benefits and incentives that will ultimately lead to a superior return on shareholders’ investment.

The Compensation and Human Resources Committee itself sets the non-employee directors’ compensation and the compensation, the metrics, targets and ranges for payouts under the cash incentive program, and the amounts and mix of equity-based compensation of the Company’s executive officers and senior management employees and the Regional Presidents and CEOs of its subsidiaries. In doing so, the Committee relies heavily on the recommendations of Mr. Rechin, the Company’s CEO, regarding the amount and form of compensation to be paid to executive officers (other than Mr. Rechin himself) and senior management employees and the Regional Presidents and CEOs of FMC’s subsidiaries. The Committee has delegated to Mr. Rechin or, where appropriate, to other executive officers, senior management employees, or the Regional Presidents or CEOs of FMC’s subsidiaries, the authority to approve the compensation and benefits to be paid to the other officers and employees of FMC and its subsidiaries.

The Compensation and Human Resources Committee and Mr. Rechin have delegated the responsibility for the day-to-day administration of the Company’s incentive compensation plans, equity-based compensation plans and deferred compensation plans to the Senior Vice President and Director of Human Resources, Kimberly J. Ellington, with oversight from Mr. Rechin. From time to time, Mr. Rechin and Ms. Ellington also provide information to the Committee and make recommendations, on their own initiative or as requested by the Committee, concerning existing and proposed compensation policies and programs for executives and other employees of FMC and its subsidiaries.

The Compensation and Human Resources Committee has the authority to directly select, engage and terminate such counsel, consultants (including compensation consultants), and other experts as it deems necessary or appropriate to assist it in carrying out its responsibilities. No consultant played a role in determining or recommending the amount or form of executive or director compensation for 2012. However, in November 2012, the Committee engaged Buck Consultants (“Buck”) to review FMC’s executive salaries and compensation programs to ensure that they continue to provide executives with a competitive compensation opportunity that will enable the Company to attract, retain and motivate a highly qualified leadership team. Buck conducted a similar review at the Committee’s request in 2009, and the current engagement is an update of the earlier study. James P. Sillery, a principal in Buck’s National Consulting Practice, led both studies, thus providing continuity. Mr. Sillery presented his findings and recommendations to the Committee in February 2013, and they will play a role in the Committee’s determination of the amounts and forms of executive compensation for 2013 and thereafter. Buck has not provided any other services to the Company, and its work does not raise any conflict of interest. The Committee would reach the same conclusion based on a consideration of the “independence” factors listed in Rule 10C-1(b)(4)(i) – (vi) under the Securities Exchange Act of 1934 and the new NASDAQ Listing Rule 5605(d)(3).

Compensation and Human Resources Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of the Company or any of its subsidiaries during 2012, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. No member of the Committee or executive officer of the Company had a relationship during 2012 requiring disclosure in this proxy statement under Item 404 or Item 407(e)(4) of SEC Regulation S-K, except that Mr. Hoy and certain of his related entities had (and have) loans outstanding from FMC’s wholly-owned subsidiary, First Merchants Bank, N.A., that require disclosure under Item 404 and are described on page 37 under “Transactions with Related Persons.”

Compensation and Human Resources Committee Report

In accordance with Item 407(e)(5) of SEC Regulation S-K, the members of the Compensation and Human Resources Committee state that the Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of SEC Regulation S-K with management. Based on this review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
Charles E. Schalliol (Chairman)
Roderick English
William L. Hoy
Gary J. Lehman

VI. COMPENSATION OF EXECUTIVE OFFICERS

This Section, consisting of the Compensation Discussion and Analysis and the tables with accompanying narrative that follow, discusses the compensation earned by the Company’s named executive officers (the “NEOs”) in 2012. The Company’s NEOs and their titles, as defined in Item 402(a)(3) of SEC Regulation S-K, were the same for 2012 as in 2011. They include:

•	Michael C. Rechin, President and Chief Executive Officer;

•	Mark K. Hardwick, Executive Vice President and Chief Financial Officer;

•	Michael J. Stewart, Executive Vice President and Chief Banking Officer;

•	Robert R. Connors, Senior Vice President and Chief Information Officer; and

•	John J. Martin, Senior Vice President and Chief Credit Officer.

Mr. Martin was promoted to Executive Vice President and Chief Credit Officer in March 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2012, the business environment improved over 2011, and improved substantially over the two preceding years, for many financial institutions. FMC was one of these companies. It had an exceptional year in 2012. The Company reported record net income of $40.6 million available to common shareholders, or $1.41 per share (including a one-time gain of $.21 per share related to FMC’s purchase and assumption agreement with the FDIC involving SCB Bank, of Shelbyville, Indiana), compared to a net income of $9.0 million in 2011, or $.34 per share (the Company had core earnings of $.80 per share in 2011 but earnings were reported at $.34 per share due to a one-time extraordinary accounting charge). The quality of the Company’s assets continued to improve, as reflected by a reduction in net charge-offs from $34.7 million in 2011 to $20.1 million in 2012; and risk-based capital and tangible common equity continued to increase to very healthy levels in 2012. The closing price of FMC stock rose from $8.47 to $14.84 per share between December 31, 2011 and December 31, 2012.

Not surprisingly, the total compensation earned by FMC’s NEOs in 2012 was substantially higher than in 2011. Their compensation is aligned with and supports the Company’s strategic plan, and incentive compensation makes up a significant portion of their pay. Most notably, the Company’s non-equity incentive plan – the Senior Management Incentive Compensation Program (the “SMICP”) – ties the NEOs’ yearly cash bonuses to FMC earnings per share goals (and for Mr. Connors and Mr. Martin, efficiency ratio goals) set forth in the management plan that the Board approves, generally at its annual retreat. For 2012, Mr. Rechin’s cash bonus under the SMICP was targeted at 45% of base salary with a maximum possible bonus of 90% of base salary; Mr. Hardwick’s and Mr. Stewart’s cash bonuses were targeted at 40% of base salary with a maximum bonus of 80% of base salary; and Mr. Connors’ and Mr. Martin’s cash bonuses were targeted at 30% of base salary with a maximum possible bonus of 55.5% of base salary.

The Company’s earnings per share for 2012 exceeded the target established under the SMICP by 55% and its efficiency ratio was 11% better than the target. The resulting payouts to the NEOs under the SMICP had a major impact on the Totals for 2012 shown in last column of the Summary Compensation Table on page 27. Mr. Rechin’s Total is approximately 52% higher than 2011; Mr. Hardwick’s is approximately 48% higher; and Mr. Stewart’s is approximately 53% higher. Mostly for the reason explained in the next paragraph, the percentage increases in the 2012 Totals over 2011 for Mr. Connors and Mr. Martin, 8% and 21%, respectively, were not as high.

Not all of the increases in the Totals in last column of the Summary Compensation Table for Mr. Rechin, Mr. Hardwick and Mr. Stewart for 2012 over 2011 are attributable to the FMC’s improved performance in 2012. Their 2011 compensation was negatively affected by the Company’s participation in the Capital Purchase Program under the American Recovery and Reinvestment Act of 2009 (the “ARRA”) from February 2009 until September 2011. Under the ARRA Regulations, during the period that FMC was participating in the Program, it was prohibited from paying bonuses under the SMICP to its five most highly compensated employees (which, in 2011, included Mr. Rechin, Mr. Hardwick and Mr. Stewart, but not Mr. Connors or Mr. Martin). In addition, the Company could not award stock options to these employees.

The Company exited from the Capital Purchase Program in September 2011, after which it was permitted under the ARRA Regulations to pay Mr. Rechin, Mr. Hardwick and Mr. Stewart a pro-rated share (32.5%) of their bonuses under the SMICP for 2011; i.e., the portion that was deemed to have been earned between September 2011 and the end of the year. As a result, for 2011, Mr. Rechin’s pro-rated bonus was $134,148 less than his earned bonus, Mr. Hardwick’s pro-rated bonus was $86,303 less than his earned bonus, and Mr. Stewart’s pro-rated bonus was $84,656 less than his earned bonus. None of the three was awarded stock options in 2011 because the Compensation and Human Resources Committee made all of the stock option awards under FMC’s equity incentive plan – the Long-term Equity Incentive Plan (the “LTEIP”) in February 2011, when the ARRA Regulations still applied to the Company.

A better comparison of the 2011 and 2012 Totals for Mr. Rechin, Mr. Hardwick and Mr. Stewart in the Summary Compensation Table will result if the amounts for 2011 in the Non-equity Incentive Plan Compensation and Total columns for these three individuals are increased by the amounts of their earned but unpaid bonuses under the SMICP. With that adjustment, Mr. Rechin’s Total for 2012 is approximately 26% higher than 2011; Mr. Hardwick’s is approximately 23% higher; and Mr. Stewart’s is approximately 27% higher.

Whether the adjusted or the unadjusted Totals for 2011 and 2012 are used, the relationship between the percentage increases in the NEOs’ total compensation and the improvement in FMC’s 2012 performance over its 2011 performance clearly demonstrates that the Company’s compensation programs are justified under a “pay for performance” analysis. The price of a share of FMC stock increased approximately 75% between December 31, 2011 and December 31, 2012. The Company’s reported earnings per share were more than four times higher in 2012 than in 2011, and its core earnings per share were approximately 75% higher (50% higher even without the SCB Bank acquisition). These results compare favorably with the NEOs’ total compensation increases for the same two years, e.g., Mr. Rechin’s unadjusted 52% increase and adjusted 26% increase. The relationship between NEOs’ compensation and FMC performance is further demonstrated if one goes back another year, to 2010, when the Company’s core earnings were $.07 per share ($.73 less than 2011) and Mr. Rechin’s total compensation as shown in the Summary Compensation Table was $498,532 (approximately 29% less than 2011). Similar results are obtained by comparing the other NEOs’ total compensation with the Company’s performance.

Results of Shareholder Advisory Vote on NEO Compensation at the 2012 Annual Meeting

In accordance with Rule 14A-21(a) under the Securities Exchange Act of 1934, the Company provided a separate shareholder advisory vote at the 2012 Annual Meeting on a resolution to approve the compensation of its NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in last year’s proxy statement. Of the shares that were voted, 17,399,681 (93.97%) were voted in favor of the resolution, 997,672 (5.39%) were voted against the resolution, and 117,422 (0.6%) abstained. The Compensation and Human Resources Committee considered these results at its first meeting following the vote and concluded that they show that a large majority of the shareholders support the Company’s executive compensation decisions and policies.

Executive Compensation Objectives, Policies and Process

FMC strives to coordinate executive compensation with its short and long-term strategic goals and to establish compensation programs that will provide an appropriate mix of salary, benefits and incentives, both short-term and long-term, to financially reward its executive officers for excellent Company performance that is aligned with the interests of shareholders. The Company believes that incentives should make up a significant part of executives’ pay and that incentive programs should be straightforward and easy to understand.

In its efforts to attract, retain and motivate high-performing executives, FMC competes with other employers, especially other Midwest financial institutions. Necessarily, this requires the Company to be aware of how peer institutions are compensating their executives, to ascertain how the Company’s executive compensation programs compare – both in their mix and their amounts – with these peers’ programs. FMC tries to fix executives’ total compensation at approximately the median for similar positions at peer institutions, with an appropriate balance between salary and incentive compensation, cash and equity, and short and long-term incentives.

While FMC has not historically “benchmarked” its executive compensation, the Compensation and Human Resources Committee does periodically engage a compensation consultant to review the Company’s executive salaries and compensation programs to ensure that they continue to provide executives with a competitive compensation opportunity.

The Committee engaged Buck Consultants (“Buck”) in 2009 to conduct such a review, and it re-engaged Buck in November 2012 to update the 2009 study. In both instances, James P. Sillery, a principal in Buck’s National Consulting Practice, led the review, thus providing valuable continuity. Mr. Sillery presented his findings and recommendations to the Committee at its February 2013 meeting. Buck’s updated findings were based in part on a database of executive compensation information compiled from the following peer group of publicly traded Midwest financial institutions of relatively similar size to the Company:

1st Source Corporation	MainSource Financial Group, Inc.
Capitol Bancorp, Ltd.	MB Financial Inc.
Chemical Financial Corporation	National Penn Bancshares, Inc.
Community Trust Bancorp, Inc	Old National Bancorp
F. N. B. Corporation	Park National Corporation
First Busey Corporation	Pinnacle Financial Partners, Inc.
First Commonwealth Financial Corporation	Republic Bancorp, Inc.
First Financial Bancorp	S & T Bancorp, Inc.
First Midwest Bancorp, Inc.	S. Y. Bancorp, Inc.
Heartland Financial USA, Inc.	Taylor Capital Group, Inc.
Independent Bank Corporation

This list of peer institutions is the same one Buck used in 2009, with three additions – again providing useful continuity. The 2012 Buck study showed that the total direct compensation received by the Company’s NEOs was generally near the 25th percentile compared to the peer group. However, the ARRA restrictions negatively affected the NEOs’ incentive compensation between February 2009 and September 2011, when FMC was participating in the Capital Purchase Program. Had these restrictions not been in effect for the first nine months of 2011, and had incentive compensation been payable at target levels, the NEOs’ total compensation for 2011 would have been competitive with the median. In most cases, the NEOs’ total compensation did fall near the median in 2012.

The Compensation and Human Resources Committee will continue to take Buck’s findings and recommendations into account in making its decisions regarding the amounts and types of executive compensation for 2013 and thereafter. Buck has not provided other services to the Board or the Company and thus did not have any actual or apparent conflict of interest in performing these services.

The Compensation and Human Resources Committee oversees the development and administration of the plans that comprise the executive compensation program, and it periodically reviews and evaluates the plans’ effectiveness and alignment with the Company’s business strategies and the interests of shareholders. Senior management is responsible for the implementation and day-to-day administration of these plans. The Committee has primary responsibility for reviewing executive performance and approving executive compensation; however, the Committee relies heavily on the recommendations of the President and Chief Executive Officer, Mr. Rechin, in reviewing the performance and determining the compensation of executives other than the CEO himself. The Committee also receives support and assistance from the Senior Vice President and Human Resources Officer, Ms. Ellington, and other members of senior management in this endeavor. The performance review process includes annual formal reviews that take place in February. Compensation adjustments and cash incentives and equity-based awards are determined for the current year after these reviews are completed and FMC’s audited financial results for the previous fiscal year have been announced.

In designing and implementing the executive compensation plans, the Company makes all reasonable efforts to ensure that the plans do not include any cash or equity-based incentive or other feature that might encourage executives to take unnecessary and excessive risks that threaten the value of the Company or encourage the manipulation of reported earnings of the Company to enhance the compensation of any executive. These risks are mitigated in a number of ways. The Risk and Credit Policy Committee provides oversight regarding the management of enterprise-wide risk for the Company. That Committee has assigned the primary responsibility to oversee the management of compensation plan risks to the Compensation and Human Resources Committee. However, the two Committees share continuing responsibility for monitoring risk exposure to assure that it remains within established limits and that significant risk exposures are brought to the attention of the full Board.

The Compensation and Human Resources Committee receives formal assessments, approximately annually, from the Company’s Senior Vice President and Chief Risk Officer, Jeffrey B. Lorentson, of the risks posed by the executive compensation plans and how to limit these risks. His reports identify the material risk factors that could affect the Company’s short or long-term financial condition, business and operations, liquidity and/or stock value under each of the compensation plans, and they discuss any features in the design or administration of these plans that could encourage executive officers to take unnecessary and/or excessive risks, engage in behavior focused on short-term results rather than long-term value creation, or manipulate the Company’s reported earnings to enhance their compensation. The Committee discusses, evaluates and reviews these assessments with Mr. Lorentson.

Among other risk mitigation measures the Company has adopted are: (i) a “clawback” provision in the SMICP, under which the Company may recover a payment made to an executive officer if the payment is based on a materially inaccurate financial statement; (ii) a prohibition against senior managers’ engaging in hedging or short sales of FMC’s securities; (iii) two and three-year vesting periods for option awards and stock awards, respectively, under the LTEIP; (iv) the requirement in the LTEIP that executive officers hold approximately 25% of the shares awarded to them under the Plan until their death, retirement, termination of employment, or change of control; (v) the expectation in the LTEIP that executive officers acquire and hold FMC stock at least equal to their then current annual salary within six years of commencing participation in the Plan; and (vi) an Audit Committee-monitored Whistleblower Policy, under which employees and others may – anonymously if they choose – raise concerns regarding accounting, internal controls, or auditing matters.

Based on these risk mitigation undertakings, the Compensation and Human Resources Committee does not believe that the risks arising from FMC’s compensation policies and practices for its executive employees are reasonably likely to have a material adverse effect on the Company within the scope of Item 402(s) of SEC Regulation S-K.

Elements of Executive Compensation

The NEOs’ compensation includes base salary, cash incentive pay under the SMICP, equity-based compensation, including restricted stock and stock option awards, under the LTEIP, retirement benefits, and “double trigger” change of control agreements. The Company does not have employment or other severance agreements with any of its executive officers.

Base salary and cash incentive pay under the SMICP are intended to advance shorter-term goals by providing an immediate or near-term financial reward for excellent performance that is aligned with and advances FMC’s strategic objectives and that is competitive with the Company’s industry peers. The targets for earning incentive compensation under the SMICP are adjusted annually to align with the Company’s annual financial plan. The restricted stock and stock option awards under the LTEIP are designed to financially reward the achievement of longer-term goals and to further align executives’ financial interests with those of other shareholders by tying the value of such compensation to sustained increases in the price of the Company’s stock. This objective is also supported by the provision in the LTEIP that requires executives to hold at least part of their equity-based compensation until retirement. The vesting provisions attached to equity-based compensation under the LTEIP, together with the vesting provisions in the retirement plans, also promote the retention of qualified executives.

The Compensation and Human Resources Committee has continued in its efforts to increase the percentage of the NEOs’ compensation that is at risk, so that individual and aggregate performance that contributes to exceptional financial returns for the Company and its shareholders is suitably rewarded and performance that does not meet expectations leads to significantly reduced compensation. The ARRA restrictions limited the Committee’s ability to achieve this goal between February 2009 and September 2011; however, as the Summary Compensation Table on page 27 shows, the Committee did achieve it in 2012. The portion of the top three NEOs’ total compensation that was paid in the form of incentive compensation was approximately 33% in 2011, and it increased to more than 50% in 2012 due to the Company’s and the NEOs’ excellent performance.

The following paragraphs discuss each of the material elements of the compensation paid to the NEOs during 2012, with references to information contained in the compensation tables and related material on pages 27-34.

Base Salary

The Compensation and Human Resources Committee determines the NEOs’ salaries subjectively, based on their responsibilities and a review of their individual performance and contributions to the Company’s financial performance. The Committee considers the recommendations of the CEO, Mr. Rechin, in assessing the performance of the NEOs other than Mr. Rechin. The Committee is solely responsible for assessing Mr. Rechin’s performance and making recommendations to the Board regarding his salary and other forms of compensation. Besides individual and Company performance, other factors that may affect the NEOs’ salaries include their experience, budgetary considerations, and the salaries paid to executives holding similar positions with the Company’s competitors in the financial services industry. In addition to the findings contained in the Buck studies discussed on pages 19-20, the Committee relies on public reports and broad-based third party surveys, particularly those that include financial institutions of a similar size and/or geographic location, in assessing the salaries paid to executives employed by the Company’s competitors.

The Compensation and Human Resources Committee reviews and adjusts the NEOs’ salaries annually in February, after performance reviews have been completed and the Company’s audited financial statements for the preceding fiscal year have been issued. Any approved adjustments become effective as of the first payroll in March. The Committee believes that by waiting until the performance reviews have been completed and the financial statements have been issued, the NEOs’ salary adjustments will be more accurately and effectively tied to their success in meeting financial targets and other strategic goals for the previous year. This timing also allows the Committee to communicate decisions regarding salary adjustments, cash incentive payments and equity-based awards to the NEOs and other executives all at the same time, thus ensuring a clear and consistent message regarding performance and underlining the Company’s emphasis on growing a performance-based culture.

The NEO’s base salaries were increased upon the recommendation of the Compensation and Human Resources Committee and the approval of the Board in February 2012, after taking into consideration individual and Company performance and the salaries paid to executives holding similar positions at peer companies. The salary increases, as follows, were effective in March 2012:

NEO	Salary Increase	March 1, 2012 Base Salary
Mr. Rechin	$13,000	$375,000
Mr. Hardwick	13,100	275,100
Mr. Stewart	11,600	268,600
Mr. Connors	4,250	207,250
Mr. Martin	10,500	200,000

Since the increased salaries did not take effect until March 2012, the Summary Compensation Table on page 27 shows slightly lower salaries for each of the NEOs for 2012.

Senior Management Incentive Compensation Program (SMICP)

The SMICP is a non-equity incentive compensation plan that affords the NEOs and other management employees the opportunity to earn additional cash compensation annually, determined as a percentage of their base salaries, by meeting pre-established goals for the fiscal year that are closely related to the Company’s strategic plan and annual financial plan. The Compensation and Human Resources Committee determines the target payments to the participants, if any, under the SMICP for each fiscal year and approves their payout after the Company’s audited financial statements for the year have been issued. To be eligible for a payment under the SMICP, participants must be employed when the payments are made, except in the case of death, disability or retirement. If minimum thresholds are not achieved, participants do not receive payments; and there are also maximum amounts they can receive under the Program. There were 87 participants who received cash compensation under the SMICP for 2012, including the five NEOs. The payouts under the SMICP for 2012 were made in March 2013.

The Compensation and Human Resources Committee establishes schedules for the payments early in each fiscal year, beginning at the minimum thresholds and increasing proportionately to the target payments and the maximum payments. The range of payments that were possible for each of the NEOs under the Program for 2012 is shown in the Grants of Plan-Based Awards Table on page 28. The SMICP has a “clawback” provision that provides for recovery of any payment made to an NEO if the payment is based on materially inaccurate financial statements. The Committee has the authority to modify the Program, make final award determinations (which may include increasing or decreasing the amount payable to an individual participant under the applicable formula set forth in the SMICP), set conditions for eligibility and awards, define extraordinary accounting events in calculating earnings, establish future payout schedules, determine circumstances and causes for which payouts can be withheld, and abolish the Program. In doing so, it considers the recommendations of the CEO, Mr. Rechin, except as Mr. Rechin’s own cash incentive compensation may be affected.

The Compensation and Human Resources Committee established the target payments for NEOs Rechin, Hardwick and Stewart under the SMICP for 2012 at 45%, 40% and 40%, respectively, of their base salaries. For each of them, their target payments were based entirely on FMC’s achieving operating earnings, calculated on a diluted GAAP basis, of $.91 per share. Their minimum thresholds that would result in payments of 70% of the target amount was based on achieving operating earnings of $.82 per share, and their maximum payments of 200% of the target amount was based on achieving operating earnings of $1.81 per share. For 2012, FMC’s operating earnings exceeded the target amount by $.50 share, resulting in earned payouts to each of these three NEOs of 155% of their target payments. As the Summary Compensation Table on page 27 shows, Mr. Rechin received $259,819, Mr. Hardwick received $169,000, and Mr. Stewart received $165,149 under the SMICP for 2012.

The Compensation and Human Resources Committee established the target payments for Mr. Connors and Mr. Martin under the SMICP for 2012 both at 30% of their base salaries. However, due to nature of their responsibilities as FMC’s Chief Information Officer and Chief Credit Officer, respectively, it added a second metric to be used in measuring their performance. Unlike the other three NEOs, their target payments were based 70% on the operating earnings schedule described in the preceding paragraph and 30% on the Company’s achievement of a target consolidated efficiency ratio (defined as non-interest expense as a percent of the sum of tax equivalent net interest income and non-interest income, excluding security gains and nonrecurring items) of 61.01% for 2012. The minimum threshold and maximum payments of 80% and 150% of their target payments depended on achieving efficiency ratios of 62.01%, and 57.50%, respectively. For 2012, FMC achieved a consolidated efficiency ratio of 60.23%, or 111% of the target. As the Summary Compensation Table on page 27 shows, Mr. Connors earned a payout of $87,816 under the SMICP for 2012, and Mr. Martin earned a payout of $89,721 (of which $5,500 was an additional discretionary amount recommended by Mr. Rechin and approved by the Committee, in recognition of Mr. Martin’s exceptional performance during 2012).

The Long-term Equity Incentive Plan (LTEIP)

The LTEIP is an equity incentive plan that affords the NEOs and other management employees the opportunity to benefit along with other shareholders from long-term improvements in the Company’s financial performance, thus increasing their commonality of interest. The awards available under the Plan include incentive and non-qualified options to acquire common stock in the Company and grants of restricted stock in the Company. The Compensation and Human Resources Committee has the authority to grant awards, decide who will receive awards, determine the types and sizes of awards, determine the terms, conditions, vesting periods, and restrictions applicable to awards, adopt, alter and repeal administrative rules and practices governing the LTEIP, interpret the terms and provisions of the LTEIP and any awards granted under it, prescribe the forms of award agreements, and otherwise supervise the administration of the LTEIP. The Committee normally makes equity awards to participants early in each fiscal year contemporaneously with salary adjustments and cash incentive payouts. On occasion, the Committee grants an award at other times, e.g., when an executive is hired. In general, the number and type of equity awards granted to the participants in the LTEIP are commensurate with their positions and level of responsibilities. The awards are not performance-based. In making stock option and restricted stock awards, the Committee relies in part on Mr. Rechin’s recommendations, except for awards to Mr. Rechin himself.

Based in part on Buck’s recommendation during its 2009 engagement, which it reaffirmed at the conclusion of its 2012-2013 engagement, in recent years the Compensation and Human Resources Committee has, with a few exceptions, limited its awards under the LTEIP to restricted stock to the exclusion of stock options. The only participants in the LTEIP who were granted stock options during 2012 (or in February 2013, for 2013) were the top three NEOs – Mr. Rechin, Mr. Hardwick and Mr. Stewart. Mr. Rechin and the Committee continue to believe that these three executives should be awarded at least some stock options as an element of their compensation because, unlike restricted stock, the financial incentive provided by stock options depends entirely on raising the price of the Company’s stock, thus better leveraging the Committee’s objective of aligning the NEOs’ financial interests with those of FMC’s other shareholders. There were 184 participants who received restricted stock awards under the LTEIP for 2012, including the five NEOs, three of whom (Mr. Rechin, Mr. Hardwick and Mr. Stewart) were also awarded stock options.

The stock options granted under the LTEIP during 2012 were incentive stock options, up to the limit under Code §422; the rest were non-qualified options. The exercise price for the stock options was the closing price of FMC stock, as recorded by NASDAQ on the date of the grant. The options will vest (become exercisable) two years after the grant date or, if earlier, on the date the grantee retires, dies or becomes disabled.

The restricted stock awards under the LTEIP will vest (the restrictions lapse, giving the grantee complete ownership rights) three years after the date of the award or, if earlier, on the date the grantee dies or becomes disabled. The Compensation and Human Resources Committee may also partially waive the forfeiture of a restricted stock award if a grantee’s employment is terminated less than three years after the date of the award and the Committee determines that the termination was involuntary and without “cause.” In that event, the part of the award that is not forfeited is a fraction of the shares, with a numerator equal to the number of full years that have elapsed between the date of the award and the date of termination and a denominator of three. A grantee of restricted stock under the LTEIP is entitled to vote the shares of stock and receive the dividends on the stock, notwithstanding the restrictions.

To increase ownership of the Company’s stock by its executives over the long term, the LTEIP provides that executive officers must hold at least 25% of all “net shares” (defined as the number of shares issued to the executive officer under an award after subtracting the number of shares, if any, transferred or surrendered by the executive officer to pay the exercise price of a stock option and/or to pay any withholding taxes associated with an award) issued to them under the LTEIP, including both restricted stock awards and shares issued upon the exercise of stock options, until the earlier of the date of the executive officer’s death, retirement or other termination of employment, or the date of a change of control. With the same purpose, the LTEIP also includes a guideline stating that executive officers participating in the Plan should acquire and hold shares of the Company’s common stock equal in value to at least 100% of their then current annual salary within six years after commencing participation. However, this guideline is not a condition, restriction or risk of forfeiture applicable to any award made to an executive officer under the LTEIP.

The Company also has a policy prohibiting its executive officers from engaging in short sales or in hedging against a possible decrease in the market value of FMC stock granted to the executive under the LTEIP or held, directly or indirectly by the employee. In part, the purpose of the hedging prohibition is to avoid reducing the executive’s incentive to seek to improve the Company’s performance.
As the Grants of Plan-Based Awards Table on page 28 shows, on February 23, 2012, the Compensation and Human Resources Committee awarded 15,800 shares of restricted stock to Mr. Rechin, 11,875 shares of restricted stock to Mr. Hardwick, 11,725 shares of restricted stock to Mr. Stewart, 2,250 shares of restricted stock to Mr. Connors, and 5,600 shares of restricted stock to Mr. Martin under the LTEIP. The value of the restricted stock is $11.38 per share. The restricted stock awards will vest on February 23, 2015 or, if earlier, on the date the grantee dies or becomes disabled.

As the Grants of Plan-Based Awards Table on page 28 shows, on February 23, 2012, the Compensation and Human Resources Committee granted stock options for 13,300 shares to Mr. Rechin, stock options for 7,500 shares to Mr. Hardwick, and stock options for 7,500 shares to Mr. Stewart under the LTEIP. The exercise price for the stock options is $11.38 per share. The stock options will vest on February 23, 2014 or, if earlier, on the date the grantee retires, dies or becomes disabled.

As the Outstanding Equity Awards at Fiscal Year-End Table on page 29 shows, unexercised stock options granted under the LTEIP from 2003 through 2008 were out of the money on December 31, 2012. Stock options granted from 2009 through 2012 were in the money on December 31, 2012. The price per share of FMC stock at the close of business on December 31, 2012 was $14.84.

The Employee Stock Purchase Plan (ESPP)

The ESPP is a form of equity-based compensation that is available to nearly all of the employees of FMC and its subsidiaries, including the NEOs. The ESPP is a Code §423 employee stock purchase plan that was approved by the shareholders at the 2009 Annual Meeting. It provides an attractive vehicle for participants to acquire the Company’s stock, thus further aligning their interests with those of other shareholders. Participants may elect under the Plan, prior to each 3-month offering period corresponding to the calendar quarters, to purchase shares of FMC stock at a price equal to 85% of the average of the closing prices for the stock on each trading day during the offering period, as reported by NASDAQ.

Mr. Hardwick and Mr. Stewart were the only NEOs who participated in the ESPP during 2012. Mr. Hardwick participated during the last three offering periods in 2012, purchasing 232 shares, 235 shares and 190 shares, respectively, for those periods. Mr. Stewart participated during all four of the 2012 offering periods, purchasing 117 shares, 87 shares, 88 shares and 71 shares, respectively, for those periods. The purchase prices for the shares for the four offering periods were $8.97, $10.34, $11.92 and $12.61 per share, respectively.

The Retirement Pension Plan (Pension Plan)

The Pension Plan is a qualified defined benefit pension plan that the Company “froze” in 2005. Only a few “grandfathered” participants – those who had attained age 55 and earned at least 10 years of credited service on March 1, 2005 – continued to accrue benefits under the Pension Plan after that date. No new participants were added after that date. The Pension Plan pays benefits at retirement to participating employees, computed as a straight-life annuity (although other forms of actuarially-equivalent benefits are offered) based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both amounts times years of service to a maximum of 25 years. Benefits are integrated with Social Security but they are not subject to any deduction for Social Security or other offset amounts. The benefits payable under the Pension Plan at age 65 to the participants whose benefits were frozen are determined under the formula described above, based on their average final compensation as of March 1, 2005, times a fraction, the numerator of which is the participant’s years of credited service as of March 1, 2005, and the denominator of which is the participant’s years of credited service projected to age 65.

Of the NEOs, only Mr. Hardwick and Mr. Connors have participated in the Pension Plan, but they ceased accruing benefits and their accrued benefits were frozen as of March 1, 2005, because they had not attained the age and earned the credited service necessary to make them eligible for “grandfathering.” As the Pension Benefits table on page 31 shows, the present value of Mr. Hardwick’s accumulated benefits as of December 31, 2012 was $45,575, and the present value of Mr. Connors’ accumulated benefits as of December 31, 2012 was $97,301. Assuming their employment continues to age 65, Mr. Hardwick’s and Mr. Connors’ annual benefits under the plan, payable as a straight-life annuity, would be approximately $8,594 and $7,895, respectively.

The Retirement and Income Savings Plan (§401(k) Plan)

The §401(k) Plan is a qualified Code §401(k) defined contribution retirement plan, under which participating employees of the Company and its subsidiaries that adopt the Plan may save for their retirement by making pre-tax contributions (“salary deferrals”) up to the lesser of the statutory limits and the limits set forth in the §401(k) Plan. For 2012, these contributions were matched by employer contributions at the rate of 50% of the participant’s salary deferrals, to a maximum of 6% of compensation (defined as W-2 compensation plus certain voluntary pre-tax contributions, up to the Code §401(a)(17) maximum, which is $250,000 for 2012 and $255,000 for 2013). Thus, the maximum matching employer contribution for 2012 was generally 3% of pay (less if the participant’s compensation exceeds the Code §401(a)(17) maximum). For 2012, the Company also made service-weighted contributions, from 2% to 7% of compensation (up to the Code §401(a)(17) maximum), on behalf of participants based on their years of service, in five-year increments (i.e., 2% for 0-4 years of service, 3% for 5-9 years of service, 4% for 10-14 years of service, 5% for 15-19 years of service, 6% for 20-24 years of service, and 7% for 25 or more years of service). Employees hired or rehired on or after January 1, 2010 are not eligible to receive service-weighted contributions. For the years 2005 through 2009, FMC made “transition contributions” under the Plan equal to 3% of the participant’s compensation, for employees who were participants in the Pension Plan when it was frozen and who had attained age 45 with 10 or more years of credited service as of March 1, 2005 (other than the “grandfathered” participants). None of the NEOs was eligible for a transition contribution under the Plan. The transition contributions were discontinued for 2010 and thereafter. All salary deferrals under the §401(k) Plan are fully vested, while participants become vested in the employer contributions, including matching, service-weighted and transition contributions, at the rate of 20% for each year of service.

For 2012, the matching and service-weighted contributions the Company made for Mr. Rechin were $7,500 and $7,500; for Mr. Hardwick, they were $7,500 and $12,500; for Mr. Stewart, they were $7,500 and $7,500; for Mr. Connors, they were $7,500 and $10,000; and for Mr. Martin, they were $7,500 and $7,500. The Company’s matching and service-weighted contributions on behalf of each of the NEOs are included in the column headed “All Other Compensation” in the Summary Compensation Table on page 27.

The Defined Contribution Supplemental Executive Retirement Plan (SERP)

FMC established the SERP, a nonqualified retirement plan, in 2006. The SERP provides additional retirement benefits to executives designated by the Compensation and Human Resources Committee whose benefits under the §401(k) Plan are restricted due to the annual compensation limit under §401(a)(17) of the Code ($250,000 for 2012 and $255,000 for 2013). Mr. Rechin is presently the only participant in the SERP. The Company contributes 12% of Mr. Rechin’s annual compensation, including his base salary and his cash incentive pay, to the SERP. The Committee established this percentage after consulting with Mercer Human Resource Consulting (“Mercer”), which assisted the Committee in designing the Plan. If Mr. Rechin continues to be employed by the Company until age 65, this contribution would provide an income replacement ratio of approximately 35%, based on a 7% return on the Plan’s investments. Mercer advised the Committee that this income replacement ratio would provide retirement benefits to Mr. Rechin that are comparable to those paid to executives holding similar positions at peer companies in the banking industry. Mr. Rechin’s benefit under the SERP is subject to a five year “cliff” vesting provision. He is not permitted to make employee contributions. As the Nonqualified Deferred Compensation table on page 33 shows, the Company’s contribution to the SERP for 2012 on behalf of Mr. Rechin was $81,664.

The 2011 Executive Deferred Compensation Plan (EDCP)

FMC established the EDCP, a nonqualified deferred compensation plan, in 2011. The EDCP gives the Compensation and Human Resources Committee the authority to designate eligible participants in the EDCP (which the Committee has delegated to Mr. Rechin, subject to annual review by the Committee of the list of participants) who are given the opportunity to defer compensation (W-2 compensation plus certain pre-tax contributions as described in the EDCP) in excess of the maximum annual salary deferrals permitted under the §401(k) Plan. The maximum deferral was $17,000 for 2012 and $17,500 for 2013, plus maximum “catch up” contributions for both years of $5,500 to participants over age 50. The maximum amount that a participant can defer under the EDCP is 75% of compensation, less any amounts deferred under the §401(k) Plan. FMC may also match participant deferrals at the rate of 50% of the deferrals up to a maximum of 6% of compensation (using the §401(k) Plan definition without the Code §401(a)(17) limit), and it may also make supplemental contributions. The Company also credits a participant’s account under the EDCP with non-elective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan. Deferrals and non-elective contributions are 100% vested at all times, while matching contributions vest after 5 years and supplemental contributions after 3 years or, if earlier, upon the participant’s death, disability, or attainment of normal retirement age (age 65 with 5 years of participation in the §401(k) Plan). As the Nonqualified Deferred Compensation table on page 33 shows, NEOs Hardwick, Stewart and Connors participated in the EDCP in 2012. Mr. Hardwick’s account was credited with a non-elective contribution of $2,508 for the total of his refunded deferrals and related matching contributions for 2012 under the 401(k) Plan; Mr. Stewart made salary deferrals totaling $3,130, and his account was credited with a non-elective contribution of $2,444 for the total of his refunded deferrals and related matching contributions for 2012 under the 401(k) Plan; and Mr. Connors’ account was credited with a non-elective contribution of $1,977 for his refunded deferrals for 2012 under the 401(k) Plan.

The Change of Control Agreements

FMC has change of control agreements with the NEOs and certain other senior management employees because it believes these agreements promote the interests of the Company and its shareholders by providing them a financial incentive to remain with the Company and continue to act in FMC’s and our shareholders’ best interests in the event of a proposed acquisition or change of control situation in which they might otherwise decide to leave due to the uncertainties of their own circumstances. The change of control agreements are “double trigger” agreements, meaning that severance benefits are payable to the NEO only if: (1) a change of control occurs; and (2) the NEO’s employment is terminated or constructively terminated following the change of control. The agreements provide that this termination must occur within 24 months following the change of control in order for the agreement to apply and benefits to be payable. No benefits are payable in the event of the NEO’s voluntary retirement, death or disability, or if his or her employment is terminated for cause. The definitions of “change of control” and “constructive termination” are set forth on page 33, under “Termination of Employment and Change of Control Arrangements.” The agreements also contain a definition of “cause” for termination. Payments under the change of control agreements are determined as a multiple of the sum of the NEO’s annual base salary at the time of receiving notice of termination and the NEO’s largest annual cash incentive payment under the SMICP during the two years preceding the date of termination. This multiple is 2.99 for Mr. Rechin, Mr. Hardwick and Mr. Stewart, and 1.50 for Mr. Connors and Mr. Martin.

The change of control agreements cover relatively few employees and represent a relatively small percentage of FMC’s market capitalization; therefore, the Compensation and Human Resources Committee and the Board do not believe that their existence would discourage any proposed acquisition of the Company. The agreements were not executed in response to an effort to acquire control of the Company, and the Board is not aware of any such effort.

Except for the change of control agreements, the Company does not have employment or other severance agreements with any of the NEOs. Under Indiana law, the NEOs are deemed to be “at will” employees.

[The Compensation Tables begin on the next page.]

SUMMARY COMPENSATION TABLE

The following table provides information concerning all of the plan and non-plan compensation paid to the NEOs for 2010, 2011 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-equity Incentive Plan Compensation(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Michael C. Rechin	2010	$350,000	$88,350	$0	$0	$0	$60,182	$498,532
President and Chief	2011	359,692	147,200		64,590		69,490	640,972
Executive Officer	2012	372,500	179,804	51,374	259,819		111,832	975,329

Mark K. Hardwick	2010	250,000	58,900			5,549	17,385	331,834
Executive Vice President	2011	259,692	101,200		41,553	10,787	17,351	430,583
and Chief Financial Officer	2012	269,936	135,138	28,970	169,000	8,431	25,988	637,463

Michael J. Stewart	2010	245,000	58,900				12,498	316,398
Executive Vice President	2011	254,692	101,200		40,760		12,530	409,182
and Chief Banking Officer	2012	266,369	133,431	28,970	165,149		33,254	627,173

Robert R. Connors	2010	200,000	24,738		16,320	9,450	11,784	262,292
Senior Vice President and	2011	202,423	18,400	6,838	69,182	12,901	14,808	324,552
Chief Information Officer	2012	206,433	25,605		87,816	9,387	20,918	350,159

John J. Martin	2010	181,692	17,670	3,730	15,014		9,218	227,324
Senior Vice President	2011	188,442	36,800	3,108	64,221		10,988	303,559
and Chief Credit Officer	2012	197,981	63,728		89,721		16,383	367,813

(1)
A discussion of the assumptions used in calculating these values is contained in Note 17 to the 2012 audited financial statements, on page 83 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
The amounts shown in the Non-equity Incentive Plan Compensation column are payments under the SMICP for 2010, 2011 and 2012 performance that were paid in February of the following year. No bonuses were paid to any of the NEOs for 2010, 2011 or 2012 except under this Program.

(3)
The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Mr. Hardwick and Mr. Connors are the changes in the actuarial present value of their frozen benefits under the Pension Plan for 2010, 2011 and 2012. Mr. Rechin, Mr. Stewart and Mr. Martin have not participated in any Company-sponsored defined benefit plan or other actuarial pension plan. No NEO received above-market or preferential earnings on deferred compensation for 2010, 2011 or 2012.

(1)	The amounts shown in the All Other Compensation column include the following for 2010, 2011 and 2012, respectively:
Mr. Rechin
Company matching contributions to the §401(k) Plan of $7,350, $7,350 and $7,500
Company service-weighted contributions to the §401(k) Plan of $7,350, $7,350 and $7,500
Company contributions to the SERP of $44,926, $54,376 and $81,664
(2012 only) Perquisites (personal use of a Company car and payment of country club dues) with a total value of $10,182
Mr. Hardwick
Company matching contributions to the §401(k) Plan of $7,350, $7,350 and $7,500
Company service-weighted contributions to the §401(k) Plan of $9,800, $9,800 and $12,500
(2012 only) Company contributions to the EDCP of $2,508

Mr. Stewart
Company matching contributions to the §401(k) Plan of $7,350, $7,350 and $7,500
Company service-weighted contributions to the §401(k) Plan of $4,900, $4,900 and $7,500
(2012 only) Company contributions to the EDCP of $2,444
(2012 only) Perquisites (personal use of a Company car and payment of country club dues) with a total value of $12,353
Mr. Connors
Company matching contributions to the §401(k) Plan of $5,348, $7,098 and $7,500
Company service-weighted contributions to the §401(k) Plan of $6,276, $7,098 and $10,000
(2012 only) Company contributions to the EDCP of $1,977
Mr. Martin
Company matching contributions to the §401(k) Plan of $5,461, $6,564 and $7,500
Company service-weighted contributions to the §401(k) Plan of $3,641, $4,376 and $7,500

The perquisites received by each of the NEOs for 2010 and 2011, and by Mr. Hardwick, Mr. Connors and Mr. Martin for 2012, had total values of less than $10,000, so they are not reportable in the Summary Compensation Table under Item 402(c)(2)(ix) of SEC Regulation S-K. In addition to the identified items, the amounts shown in the All Other Compensation include the dollar value of life insurance premiums and the reinvested dividends on restricted stock awards paid to or for the benefit of each of the NEOs for 2010, 2011 and 2012.

The Company does not have employment agreements with any of the NEOs.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information concerning all of the grants of plan-based awards made to the NEOs for 2012. The non-equity incentive plan awards were made under the SMICP, and the stock and option awards were made under the LTEIP. The SMICP and the LTEIP are described in the Compensation Discussion and Analysis, on pages 22-24.

Grants of Plan-Based Awards for 2012

		Estimated future payouts under non-equity incentive plan awards(1)			All other Stock Awards; Number of Shares of Stock or Units	All other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum
Michael C. Rechin	--	$0	$168,750	$337,500
	2/23/12				15,800			$179,804
	2/23/12					13,300	$11.38	51,374

Mark K. Hardwick	--	0	110,040	220,080
	2/23/12				11, 875			135,138
	2/23/12					7,500	11.38	28,970

Michael J. Stewart	--	0	107,440	214,880
	2/23/12				11,725			133,431
	2/23/12					7,500	11.38	28,970

Robert R. Connors	--	0	62,175	115,024
	2/23/12				2,250			25,605

John J. Martin	--	0	60,000	111,000
	2/23/12				5,600			63,728

(1)
The amounts shown in the Estimated Future Payouts under Non-equity Incentive Plan Awards column are the range of payouts to the NEOs for targeted performance for 2012 under the SMICP. The payments made to the NEOs for 2012 performance under the SMICP are shown in the Non-equity Incentive Plan Compensation column of the Summary Compensation Table on page 27.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning unexercised stock options, stock awards that have not vested, and equity incentive plan awards for each of the NEOs outstanding as of the end of the Company’s 2012 fiscal year.

Outstanding Equity Awards at End of 2012 Fiscal Year

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options(1) (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested
Michael C. Rechin	10,000		$25.90	11/21/2015	47,384	$703,179
	8,000		25.14	2/10/2016
	12,000		26.31	2/8/2017
	15,000		28.25	2/27/2018
	20,000		11.14	2/24/2019
		13,300	11.38	2/23/2022

Mark K. Hardwick	5,249		23.46	7/1/2013	33,279	493,860
	6,000		25.60	7/1/2014
	10,000		26.70	9/1/2015
	7,000		25.14	2/10/2016
	8,000		26.31	2/8/2017
	8,000		28.25	2/27/2018
	8,000		11.14	2/24/2019
		7,500	11.38	2/23/2022

Michael J. Stewart	6,000		25.44	1/29/2018	33,128	491,620
	8,000		11.14	2/24/2019
		7,500	11.38	2/23/2022

Robert R. Connors	5,249		23.46	7/1/2013	8,566	127,119
	6,000		25.60	7/1/2014
	8,000		26.70	9/1/2015
	4,000		25.14	2/10/2016
	4,500		26.31	2/8/2017
	3,000		28.25	2/27/2018
	3,000		11.14	2/24/2019
		2,200	9.20	2/11/2021

John J. Martin	2,000		11.14	2/24/2019	12,745	189,136
	2,000		5.89	2/25/2020
		1,000	9.20	2/11/2021

(1)	The vesting dates of the option awards that had not vested at the end of the 2012 fiscal year are as follows:
Mr. Rechin
Option to purchase 13,300 shares vests on February 23, 2014
Mr. Hardwick
Option to purchase 7,500 shares vests on February 23, 2014
Mr. Stewart
Option to purchase 7,500 shares vests on February 23, 2014
Mr. Connors
Option to purchase 2,200 shares vested on February 11, 2013
Mr. Martin
Option to purchase 1,000 shares vested on February 11, 2013

(2)	The vesting dates of the stock awards that had not vested at the end of the 2012 fiscal year are as follows:

Mr. Rechin
15,264 shares vested on February 25, 2013
16,200 shares will vest on February 11, 2014
15,920 shares will vest on February 23, 2015
Mr. Hardwick
10,176 shares vested on February 25, 2013
11,138 shares will vest on February 11, 2014
11,965 shares will vest on February 23, 2015
Mr. Stewart
10,176 shares vested on February 25, 2013
11,138 shares will vest on February 11, 2014
11,814 shares will vest on February 23, 2015
Mr. Connors
4,274 shares vested on February 25, 2013
2,025 shares will vest on February 11, 2014
2,267 shares will vest on February 23, 2015
Mr. Martin
3,053 shares vested on February 25, 2013
4,050 shares will vest on February 11, 2014
5,642 shares will vest on February 23, 2015

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock and restricted stock units, during FMC’s 2012 fiscal year for each of the NEOs.

Option Exercises and Stock Vested During 2012

Name	Option awards		Stock awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael C. Rechin	—	—	4,000	$45,200
Mark K. Hardwick	—	—	3,200	36,160
Michael J. Stewart	—	—	3,200	36,160
Robert R. Connors	—	—	2,000	22,600
John J. Martin	—	—	1,200	13,560

(1)	The value realized on vesting was computed by multiplying the number of shares that vested by the market value of the shares – $11.30/share – on the vesting date, February 24, 2012.

PENSION BENEFITS

The Company has a tax-qualified defined benefit pension plan, the First Merchants Corporation Retirement Pension Plan (the “Pension Plan”), that was frozen, effective March 1, 2005, for participants who had not yet attained age 55 and been credited with 10 or more years of vesting service as of that date. The Pension Plan pays monthly retirement benefits to eligible employees following their normal or early retirement. The benefits, computed as a straight-life annuity are based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both times years of service to a maximum of 25 years. In addition to a straight-life annuity, other forms of actuarially-equivalent benefits are available under the plan.

The Pension Plan participants’ accrued benefits all became vested when the plan was frozen; however, the participants no longer accrue benefits under the plan. Employees who were not participating in the Pension Plan as of the date it was frozen are not eligible to participate. The benefits payable under the plan at age 65, the normal retirement age under the plan, to participants whose benefits were frozen are determined under the formula described in the immediately preceding paragraph, based on their average final compensation as of March 1, 2005, times a fraction which has a numerator equal to the participant’s years of credited service as of March 1, 2005 and a denominator equal to the participant’s years of credited service projected to age 65.

The Pension Plan provides that a participant may retire early upon attaining age 55 and accruing 10 years of vesting service. Following early retirement, a participant may elect to be paid either: (i) the full amount of the benefit the participant had accrued as of the early retirement date, commencing when he or she attains age 65; or (ii) a reduced benefit, commencing when the participant retires or any month thereafter. If the participant chooses the reduced benefit, his or her monthly benefit will be reduced by 5/24% per month for each of the first 60 months and 5/12% per month for each of the next 60 months by which the date the benefit commences precedes the participant’s 65th birthday.

Of the NEOs, Mr. Rechin, Mr. Stewart and Mr. Martin were not participants in the Pension Plan on March 1, 2005. Mr. Hardwick and Mr. Connors were among the participants whose benefits were frozen on March 1, 2005, based on their attained age and amount of credited service as of that date. Mr. Connors has attained age 55 and accrued 10 years of vesting service under the Pension Plan, and he is eligible to retire early if he so chooses.

The following table provides information concerning the Pension Plan with respect to each of the NEOs as of December 31, 2012. The assumptions used in calculating the present value of accumulated benefits are discussed in Note 18 to FMC’s 2012 audited financial statements, on page 85 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2012.

Pension Benefits

Name	Plan name	Number of years credited service (1)	Present value of accumulated benefit	Payments during last fiscal year
Michael C. Rechin	N/A	N/A	N/A	N/A
Mark K. Hardwick	Pension Plan	7.32	$45,575	$0
Michael J. Stewart	N/A	N/A	N/A	N/A
Robert R. Connors	Pension Plan	2.50	97,301	0
John J. Martin	N/A	N/A	N/A	N/A

(1)
Mr. Rechin, Mr. Stewart and Mr. Martin are not eligible to participate in the Pension Plan. Mr. Hardwick’s and Mr. Connors’ benefits under the plan were frozen, effective March 1, 2005. Their years of credited service under the plan were one fewer than their number of actual years of service with the Company when the Plan was frozen.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company has two nonqualified deferred compensation plans – the First Merchants Corporation Defined Contribution Supplemental Executive Retirement Plan (the “SERP”), established in 2006, and the First Merchants Corporation 2011 Executive Deferred Compensation Plan (the “EDCP”), established in 2011. The plans are operated in compliance with Code §409A.

The SERP

The SERP provides additional retirement benefits to key executive employees designated by the Compensation and Human Resources Committee whose benefits under the §401(k) Plan are restricted due to the annual compensation limit for qualified plans under §401(a)(17) of the Code ($245,000 for 2011, $250,000 for 2012, and $255,000 for 2013). Mr. Rechin is currently the only participant in the SERP.
Under the SERP, the Company annually credits a percentage, as determined by the Compensation and Human Resources Committee, of a participant’s compensation (basically, salary plus non-equity incentive pay) for the plan year to a deferred benefit account established for the participant. To be eligible for such a credit, a participant must have made contributions to the §401(k) Plan sufficient to be entitled to receive the maximum matching employer contributions for the year. Participants may not make contributions to their accounts under the SERP.

A participant’s interest in his or her deferred benefit account under the SERP vests upon the earliest of the participant’s death, disability, involuntary termination (except for cause), a change of control of the Company (as defined in the change of control agreements), or after 5 years of participation in the plan. The account balance, adjusted for investment gain or loss, is payable in 36 monthly installments following the participant’s death, disability or separation from service (the initial payment is delayed 6 months and made retroactively if made on account of the participant’s separation from service).

The SERP is unfunded, and benefits payable under the plan depend solely on the unsecured promise of the Company. FMC has established a “rabbi” trust (“Trust”), with the First Merchants Trust Company division of its subsidiary, First Merchants Bank, N. A., as the trustee. FMC makes annual contributions to the Trust to help pay its liabilities under the SERP. However, the SERP participants have no preferred claim on, or any beneficial ownership interest in, the assets of the Trust. The Company may make investment options available to a participant but is under no obligation to invest its contributions according to the option selected. The actual investment returns for a participant’s account may differ from the returns on the investments requested by the participant. A participant may request changes in the investment options daily, by submitting written investment allocation requests to the trustee.

The EDCP

The EDCP gives eligible salaried employees the opportunity to defer compensation (W-2 compensation plus certain pre-tax contributions as described in the plan) in excess of the maximum annual deferrals permitted under the §401(k) Plan. The maximum deferral was $16,500 for 2011 and $17,000 for 2012 and it is $17,500 for 2013. Participants over age 50 could also make “catch up” contributions of up to $5,500 for all three years. The EDCP provides that eligible participants are to be designated by the Compensation and Human Resources Committee. However, the Committee has delegated this authority to Mr. Rechin, subject to annual review by the Committee of the list of participants and the benefits provided under the plan to ensure compliance with the provisions of the plan and applicable laws and regulations. Of the NEOs, Mr. Hardwick, Mr. Stewart and Mr. Connors are currently participating in the EDCP.

The maximum amount that a participant can defer under the EDCP is 75% of his or her compensation, less any amounts deferred under the §401(k) Plan. FMC may also credit matching contributions to a participant’s account equal to 50% of the participant’s deferrals up to 6% of compensation, and it may credit a participant’s account with supplemental contributions. In addition, the Company will credit a participant’s account with non-elective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan.

Deferrals and non-elective contributions under the EDCP are 100% vested at all times, while matching contributions vest after 5 years, and supplemental contributions vest after 3 years. All amounts credited to a participant’s account vest upon the participant’s death, disability, or attainment of normal retirement age (age 65 with 5 years of participation in the §401(k) Plan). The terms “deferrals” and “contributions” in the EDCP are for ease of reference; they are actually only credits to participants’ accounts under the plan. A participant may designate the date account balances will be distributed, or commence to be distributed, under the EDCP (so long as the date is at least 2 years following the beginning of the plan year for which the first deferral under the plan is made), and whether distribution will be made in a lump sum or installments. If a participant dies, becomes disabled, or experiences an unforeseeable emergency (as defined in the EDCP), his or her benefit will be distributable in a lump sum within 90 days of the event. In the event of a change in control (as defined in the change of control agreements), a participant’s benefit will be distributed in a lump sum on the date of the change in control. If a participant doesn’t specify a distribution date, his or her account balance will be distributed within 90 days after the participant’s separation from service (the initial payment to certain key executives, including the NEOs, is delayed 6 months and made retroactively if made on account of the participant’s separation from service).

As is true for the SERP, the EDCP is unfunded, and benefits payable under the EDCP depend solely on the unsecured promise of the Company. To help pay its liabilities under the EDCP, the Company makes contributions to the same “rabbi” trust that is utilized to help pay liabilities under the SERP. The EDCP participants have no preferred claim on, or any beneficial ownership interest in, the assets of the Trust. Investment options are made available to participants and investment returns for participants’ accounts are determined on the same basis as described for the SERP in the immediately preceding paragraph.

The following table shows the dollar amounts of contributions, earnings, withdrawals, distributions and the aggregate balances of the NEOs’ deferred benefit accounts under the SERP as of December 31, 2012.

Nonqualified Deferred Compensation in 2012

Name	Plan name(1)	Executive Contributions in Last Fiscal year	Company's contributions in last fiscal year(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Michael C. Rechin	SERP	0	$81,664	$27,005	$0	$284,830

Mark K. Hardwick	EDCP	0	2,508	0	0	2,508

Michael J. Stewart	EDCP	$3,130	2,444	496	0	6,070

Robert R. Connors	EDCP	0	1,977	88	0	2,065

John J. Martin	EDCP	0	0	0	0	0

(1)	The “SERP” is the First Merchants Corporation Defined Contribution Supplemental Executive Retirement Plan; and the “EDCP” is the First Merchants Corporation 2011 Executive Deferred Compensation Plan.

(2)
Mr. Rechin is currently the only participant in the SERP. The amount credited to his account for 2012 was 12% of his compensation. This amount is also reported as compensation to Mr. Rechin in the Summary Compensation Table on page 27, in the column headed “All Other Compensation.” Mr. Hardwick, Mr. Stewart and Mr. Connors are currently the only NEOs who are participants in the EDCP, although the plan has other participants. Mr. Stewart’s contributions to the EDCP were salary deferrals. The Company’s contributions credited to Mr. Hardwick’s, Mr. Stewart’s and Mr. Connors’ accounts under the EDCP were non-elective contributions equal to the total of the deferrals and related matching contributions that were refunded to them in 2012 under the §401(k) Plan. These amounts are also reported as compensation to Mr. Hardwick, Mr. Stewart and Mr. Connors in the Summary Compensation Table on page 27, in the column headed “All Other Compensation.”

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

None of the NEOs have employment or severance agreements with the Company. However, FMC has change of control agreements with each of the NEOs that, under certain circumstances, would provide for payment(s) to the NEOs at, following, or in connection with a termination of employment.

The change of control agreements are “double trigger” agreements which provide that severance benefits would be paid to the NEOs in the event of both a change of control of the Company and a termination or constructive termination of the NEO’s employment within 24 months after the change of control. A "constructive termination" means a significant reduction in duties, compensation or benefits or a relocation of the NEO’s office outside the area described in the agreement, unless agreed to by the NEO. However, no payment would be made if the termination was for cause (as defined in the change of control agreements) or because of the NEO’s death, disability or voluntary retirement, or if the NEO voluntarily terminated employment unless due to constructive termination. In general, a "change of control" means an acquisition by any person of 25% or more of FMC’s voting shares, a change in the makeup of a majority of the Board over a 24‑month period, a merger of FMC in which the shareholders before the merger own 50% or less of the Company’s voting shares after the merger, or approval by FMC’s shareholders of a plan of complete liquidation of FMC or an agreement to sell or dispose of substantially all of the Company’s assets.

If the two triggering events occur, the agreements provide that the NEO would be entitled, in addition to base salary and incentive compensation accrued through the date of termination, to payment from the Company, or its successor in the event of a purchase, merger or consolidation, of a lump sum severance benefit in an amount determined by multiplying the sum of the NEO’s annual base salary as in effect on the date the NEO receives notice of termination and the NEO’s largest bonus under the SMICP during the two years preceding the date of termination by 299% for Mr. Rechin, Mr. Hardwick and Mr. Stewart, and 150% for Mr. Connors and Mr. Martin. In such event, the NEO’s outstanding stock options would be cancelled; and, in lieu thereof, the NEO would receive a lump sum amount equal to the bargain element value of these options, if any. The restrictions on any shares of restricted stock held by the NEO when the two triggering events occurred would also lapse, and the NEO’s unvested benefits under the SERP would vest. The NEO would also be entitled to outplacement services, reasonable legal fees and expenses incurred as a result of the termination, and life, disability, accident and health insurance coverage until the earlier of two years following the date of termination or the NEO’s 65th birthday. The insurance coverage would be similar to what the NEO was receiving immediately prior to the notice of termination, and the Company would pay the same percentage of the cost of such coverage as it was paying on the NEO’s behalf on the date of such notice. The change of control agreements were not entered into in response to any effort to acquire control of the Company, and the Board is not aware of any such effort.

The following table shows the lump sum severance benefit amounts that would have been payable to the NEOs if both of the triggering events under the change of control agreements had occurred on December 31, 2012, the bargain element values of their outstanding stock options on that date, and the estimated values of their life, disability, accident and health insurance coverages for two years following that date.

Change of Control Agreements

Name	Multiplier	Severance Benefit Amount	Bargain Element Values of Outstanding Stock Options	Estimated Values of Insurance Coverages for 2 years
Michael C. Rechin	299%	$1,898,109	$118,980	$38,504
Mark K. Hardwick	299%	1,327,859	55,550	37,932
Michael J. Stewart	299%	1,296,910	55,550	29,576
Robert R. Connors	150%	882,247	23,508	37,544
John J. Martin	150%	866,266	30,940	37,503

VOTING ITEM 2 – ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, we are asking our shareholders to approve, on an advisory basis, the compensation of the Company’s NEOs. Their compensation is disclosed and discussed in the Compensation Discussion and Analysis, the compensation tables, and related material in Section VI of this proxy statement, entitled “Compensation of Executive Officers,” on pages 17-34; and shareholders are encouraged to consider this information prior to voting on the resolution. While this vote is non-binding, the Board and the Compensation and Human Resources Committee value shareholder opinion as expressed through this vote and will consider it when considering future changes to executive compensation philosophy and programs.

Our executive compensation programs are designed to link the interests of the executive officers and our shareholders by aligning the executive officers’ pay and other financial incentives with the Company’s and their own individual long-term and short-term performance and by increasing their ownership of the Company’s stock. The material elements of these programs are discussed in the “Compensation Discussion and Analysis.”

At the 2012 Annual Meeting, 93.97% of the shares were voted to approve the NEOs’ compensation, 5.39% were voted against approval, and 0.6% abstained. The Board and the Compensation and Human Resources Committee considered these results and believe this vote shows that a large majority of the shareholders support the Company’s executive compensation programs. The Company holds shareholder advisory votes on NEOs’ compensation annually; so the next such vote after the upcoming 2013 Annual Meeting will occur in association with the 2014 Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING RESOLUTION:

RESOLVED, THAT THE SHAREHOLDERS APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS,” THE COMPENSATION TABLES AND ANY RELATED MATERIAL IN THE PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS.

VII. COMPENSATION OF DIRECTORS

Each of the non-employee directors except Mr. Becher was paid a retainer of $40,000 for his or her services as a director in 2012. Mr. Becher did not become a director until June 2012, and his retainer was $30,000. The directors did not receive additional compensation for meeting attendance. The two employee directors, Mr. Rechin and Jerry R. Engle – who was employed by the Company’s subsidiary Bank and retired as a director in April 2012 – did not receive separate compensation for their services as directors in 2012.

Mr. Schalliol also received $35,000 for his services as the Chairman of the Board in 2012. The following directors were compensated for chairing Board committees: Mr. Sherman received $10,000 for his services as the Audit Committee Chairman; and Mr. Walker and Ms. Wojtowicz received $5,000 for their services as the Nominating and Governance Committee Chairman and the Risk and Credit Policy Committee Chairman, respectively. Mr. Schalliol was not paid an additional amount for his services as the Compensation and Human Resources Committee Chairman. The members of the Risk and Credit Policy Committee – Ms. Wojtowicz, Mr. Schalliol and Mr. Walker –received $5,000 for their services on that Committee (due to additional responsibilities).

The non-employee directors’ compensation is governed by the Equity Compensation Plan for Non-employee Directors. Under that Plan, the directors are paid quarterly in arrears on the last business day of each calendar quarter, one-half in cash and one-half in restricted shares of FMC common stock. The number of restricted shares issued to each director is based on the fair market value of the shares (the closing price as reported by NASDAQ) on the date of payment.

The restricted shares issued to the directors are nontransferable until the restrictions lapse, on the earliest of the following dates: (i) the third anniversary of the date the shares were issued if the director has served continuously as a director since the shares were issued; (ii) the date the director retires as a director after having attained age 55; (iii) the date of the director’s death or total and permanent disability, as defined in Code §22(e)(3); or (iv) the date of a change of control, as defined in the LTEIP. If a director’s service as a director ends before the restrictions lapse, the shares subject to the restrictions are forfeited. A director is deemed to be the beneficial owner of the restricted shares unless and until they are forfeited. As the beneficial owner, the director has all rights of beneficial ownership in the shares including the right to vote and receive all dividends and other distributions with respect to the shares.

Under the Directors’ Deferred Compensation Plan, an unfunded deferred compensation arrangement, non-employee directors may defer payment of all or part of their cash fees and/or fees payable in restricted shares of FMC stock until a future date. Each participant in the Plan has an account to which deferred fees and earnings are credited quarterly. Cash fees in the account are credited with earnings equal to the greater of the Fed Funds Rate or the five-year Treasury Interest Rate on the first business day of the applicable quarter (but not more than 120% of the Applicable Long Term Federal Rate for monthly compounding); and fees payable in restricted shares are credited with earnings equal to the dividends paid on an equivalent number of shares of FMC common stock for the period of time the fees are deferred. The Company has established a “rabbi trust,” to which it makes contributions to provide a source of funds to meet its liabilities under the Plan; however, FMC’s obligations under the Plan are an unsecured, unfunded promise to pay benefits to the participants in accordance with the Plan’s provisions. None of the directors participated in the Directors’ Deferred Compensation Plan during 2012.

The LTEIP provides that a non-employee director who is serving as a director on July 1 of any year the LTEIP is in effect will automatically be granted an option to purchase 1,500 shares of the Company’s common stock at an option price equal to the market price at the close of business on that date. All of the non-employee directors were serving as directors on July 1, 2012, so each was granted an option to purchase 1,500 shares of FMC common stock on that date. The option price was $12.46 per share.

The Board has adopted a guideline providing that all non-employee directors should acquire and hold shares of FMC common stock equal in value to at least three times their total annual compensation as directors while serving on the Board. Directors are expected to meet this guideline as soon as reasonably possible, taking into account the director’s relevant financial and other circumstances, but in any event within six years after the director is first elected to the Board. All of the current directors have met this guideline or are on course to do so within this period.

The following table contains information concerning the compensation paid to the non-employee directors for their services as directors in 2012.
Director Compensation for 2012 Fiscal Year

Name	Fees Earned or paid in cash	Stock awards(1)(2)	Option awards(1)(2)	All other compensation(3)	Total
Michael R. Becher(5)	$15,019	$14,981	$6,344	$34	$36,378
Roderick English	20,021	19,979	6,344	733	47,077
Jo Ann M. Gora	20,021	19,979	6,344	733	47,077
William L. Hoy(4)	20,021	19,979	6,344	733	47,077
Gary J. Lehman(4)	20,021	19,979	6,344	256	46,600
Charles E. Schalliol	40,028	39,972	6,344	1,442	87,786
Patrick A. Sherman	25,022	24,978	6,344	792	57,136
Terry L. Walker	25,022	24,978	6,344	856	57,200
Jean L. Wojtowicz	25,022	24,978	6,344	959	57,303

(1)	The grant date fair values of the quarterly restricted stock awards to the directors were as follows:

March 31, 2012	$12.34/share
June 30, 2012	12.46/share
September 30, 2012	15.01/share
December 31, 2012	14.84/share

The grant date fair value of the July 1, 2012 option award to the directors was $4.2292.
A discussion of the assumptions used in calculating these values is contained in Note 17 to the 2012 audited financial statements, on page 83 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
The aggregate number of stock awards that had not vested under the Equity Compensation Plan for Non-employee Directors and the aggregate number of option awards outstanding under the LTEIP at the end of the 2012 fiscal year for each director were as follows:

	Non-Vested Stock Awards	Outstanding Option Awards
Mr. Becher	1,070	1,500
Mr. English	6,462	10,628
Dr. Gora	6,462	10,628
Mr. Hoy	6,462	7,157
Mr. Lehman	3,333	3,000
Mr. Schalliol	12,892	10,628
Mr. Sherman	7,294	6,000
Mr. Walker	7,684	8,314
Ms. Wojtowicz	8,505	11,785

(3)
The dollar amounts shown under “All Other Compensation” represent the dividends paid during 2012 on the stock awards to the non-employee directors under the Equity Compensation Plan for Non-Employee Directors.

(4)
In addition to their compensation for their services as FMC directors, Mr. Hoy received $4,500 and Mr. Lehman received $15,000 from FMC’s wholly-owned subsidiary bank, First Merchants Bank, N. A., for their services as regional directors of the Bank’s Columbus Region and the Lafayette Region, respectively, in 2012.

(5)	Mr. Becher joined the Board on June 4, 2012.

VIII. TRANSACTIONS WITH RELATED PERSONS

Certain directors and executive officers of FMC and its subsidiaries and their associates are customers of and have had transactions with FMC's wholly owned subsidiary, First Merchants Bank, N.A., from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. Except as stated in the next following paragraph, all loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Hoy and certain of his affiliated entities, Columbus Sign Company, M&B Properties and Innocom Corporation, have loans currently outstanding with First Merchants Bank, N.A. Mr. Hoy is the CEO and one-half owner of Columbus Sign, one-half owner of M&B Properties and one-third owner of Innocom. The largest aggregate amount of principal outstanding during 2012 on these loans was $1,280,613; the amount outstanding as of February 28, 2013 was $1,181,013; the amount of principal paid on these loans during 2012 was $104,742; the amount of interest paid on these loans during 2012 was $78,028; and the rate at which interest accrues on these loans is between 3.25% and 11.75%. These loans were originated in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and these loans have not experienced delinquencies in principal or interest payments. However, based on recent negative cash flow within the entities and depreciation of available collateral, the Bank has classified these loans as “substandard” under its loan classification system as of December 31, 2012. The Board has determined that these loan relationships among Mr. Hoy, his affiliated entities and the Bank do not prevent Mr. Hoy from being an “independent director,” as defined in the NASDAQ listing standards.

In accordance with FMC's Code of Business Conduct, all transactions in which the Company is or is to be a participant and the amount involved exceeds $120,000, and in which a director or executive officer of the Company, or any member of his or her immediate family, had or will have a direct or indirect material interest, will be reviewed for potential conflict of interest and must be approved by the Audit Committee. Under the standards set forth in the Code of Business Conduct, the Audit Committee will determine whether the transaction might pose an actual or apparent conflict of interest and, if so, whether the conflict would prevent the director or executive officer from complying with his or her obligation never to allow personal interests to interfere with objectivity in performing responsibilities to the Company and never to use or attempt to use a position with the Company to obtain any improper personal financial or other benefit for the director or executive officer, his or her family members, or any other person.

IX. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s stock with the SEC.

Based on its records and the written representations of its directors and executive officers, FMC believes that during 2012 these persons complied with all Section 16(a) filing requirements except for one late filing of Form 4 (Statement of Changes in Beneficial Ownership of Securities) by executive officer Kimberly J. Ellington on January 3, 2013 to report a sale of 98 shares of FMC common stock on October 17, 2012 from her §401(k) Plan account.

X. INDEPENDENT AUDITOR

FEES FOR PROFESSIONAL SERVICES RENDERED BY BKD, LLP

The following table shows the aggregate fees billed by BKD, LLP for audit and other services rendered to FMC for 2011 and 2012.

	2011	2012
Audit Fees	$326,000	$366,500
Audit-Related Fees	47,283	43,934
Tax Fees	70,749	88,084
All Other Fees	0	0
Total Fees	$444,032	$498,518

The “Audit Fees” were for professional services rendered for the audits of FMC’s consolidated financial statements and internal control over financial reporting, reviews of condensed consolidated financial statements included in the Company’s Forms 10-Q, and agreed-upon procedures on the Company’s electronic submission of audited financial information to the U. S. Department of Housing and Urban Development (HUD) and selected compliance testing on the Company’s major HUD-assisted programs.

The “Audit-Related Fees” were for professional services rendered for audits of FMC’s benefit plans.
The “Tax Fees” were for professional services rendered for preparation of tax returns, preparation of property tax returns, assistance with various trust tax matters and consultation on various tax matters.

All of the services related to the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for 2011 and 2012 were pre-approved by the Audit Committee in accordance with the Committee’s pre-approval policy described below.

The Audit Committee has considered whether the provision by BKD, LLP of the services covered by the fees other than the audit fees is compatible with maintaining BKD, LLP’s independence and believes that it is compatible.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a pre-approval policy, under which the Committee is required to pre-approve all audit and non-audit services performed by FMC’s independent auditor, in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Under this policy, pre-approval is provided for 12 months from the date of pre-approval unless the Committee specifically provides for a different period. The policy is detailed as to the particular services or category of services and fee levels that are pre-approved. Unless a service or type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Committee must also approve any proposed services exceeding the pre-approved fee levels. The independent auditor is required to provide detailed back-up documentation with respect to each proposed pre-approved service at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority has been delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

VOTING ITEM 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR 2013

The Board, subject to ratification by the shareholders, has appointed BKD, LLP as FMC’s independent auditor for 2013. If the shareholders do not ratify the appointment of BKD, the Audit Committee and the Board will reconsider this appointment. Representatives of the firm are expected to be present at the annual shareholders’ meeting. They will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE FIRM BKD, LLP AS FMC’S INDEPENDENT AUDITOR FOR 2013.

XI. SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2014 Annual Meeting of the shareholders must be received by the Secretary of the Company at its principal office by November 29, 2013, for inclusion in FMC’s 2014 proxy statement and form of proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2013 Annual Meeting that were not submitted for inclusion in this proxy statement are considered untimely unless they were received by the Secretary of the Company at its principal office by February 12, 2013. The Secretary did not receive any such shareholder proposals by that date.

The process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee is set forth in Article IV, Section 9, of FMC’s Bylaws. See the description of the process on page 14 under “Nominating and Governance Committee – Policy Regarding Consideration of Director Candidates Recommended by Shareholders.”

XII. OTHER MATTERS

Shareholders who, according to FMC’s records, share an address may receive only one Notice Regarding the Availability of Proxy Materials on the Internet, one annual report to shareholders or one set of proxy materials, unless the shareholders have provided contrary instructions. Any shareholder who received only one Notice Regarding the Availability of Proxy Materials, one annual report to shareholders or one set of proxy materials, and who wishes to receive a separate Notice, a separate annual report to shareholders or a separate set of proxy materials now or in the future, may write or call the Company’s Shareholder Services Department to request a separate Notice, a separate annual report to shareholders or a separate set of proxy materials at First Merchants Corporation, P. O. Box 792, Muncie IN 47308-0792; (800) 262-4261, extension 21522. Similarly, shareholders who share an address and who have received multiple Notices Regarding the Availability of Proxy Materials, multiple copies of the annual report to shareholders or multiple copies of proxy materials may write or call the Company’s Shareholder Services Department at the same address and telephone number to request delivery of a single Notice or a single copy of these materials in the future.

FMC will bear the cost of soliciting proxies. FMC employees may solicit proxies personally or by mail, telephone or other electronic means; however, no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any matters to be presented at the Annual Meeting of the shareholders other than the election of directors, the votes on advisory, non-binding resolutions to approve the compensation of FMC’s named executive officers, and the ratification of the appointment of the independent auditor. If any other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion; however, the Secretary of the Company did not receive notice of any such matter by February 12, 2013.

By Order of the Board of Directors

David L. Ortega
Secretary

Muncie, Indiana
March 29, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com .

FIRST MERCHANTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 9, 2013

The shareholder(s) hereby appoint(s) Charles E. Schalliol and Terry L. Walker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of First Merchants Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m., Eastern Daylight Time, on May 9, 2013, at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROX CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

000167736_2 R1.0.0.51160

— Before You Vote —

How to Access the Proxy Materials

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0000167735_2 R1.0.0.51160

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees
01 Michael R. Becher   02 Michael C. Rechin   03 Charles E. Schalliol   04 Terry L. Walker

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 Proposal to approve, on an advisory, non-binding basis, the compensation of First Merchants Corporation's named executive officers.

0000167735_3 R1.0.0.51160

First Merchants Corporation

FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, IN 47305

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
   Nominees

	For All	Withhold All	For All Except
1. Election of Directors	[ ]	[ ]	[ ]

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Michael R. Becher 02 Michael C. Rechin 03 Charles E. Schalliol 04 Terry L. Walker

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 Proposal to approve, on an advisory, non-binding basis, the compensation of First Merchants Corporation's named executive officers.	[ ]	[ ]	[ ]
3 Proposal to ratify the appointment of the firm BKD, LLP as the independent auditor for 2013.	[ ]	[ ]	[ ]

For address change/comments, mark here. [ ]
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 09, 2013

FIRST MERCHANTS CORPORATION

First Merchants Corporation

FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, IN 47305

0000167735_1   R1.0.0.51160

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 01, 2013
Date: May 09, 2013   **Time:** 3:30 PM EDT
Location: Horizon Convention Center
401 South High Street
Muncie, Indiana 47305

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.